UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Dell Inc.

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2011

May 26, 2011

Dear Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to Dell’s 2011 Annual Meeting of Stockholders. The meeting will be held on Friday, July 15, 2011, at 8:00 a.m., Central Daylight Time, at the Dell Round Rock Campus, 501 Dell Way, Building 2-East, Houston/Dallas conference rooms, Round Rock, Texas 78682. For your convenience, we are also offering a live Webcast of the meeting. You may attend and participate in the meeting via the Internet at www.dell.com/investor, where you will be able to vote electronically and submit questions during the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending many of our stockholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for Fiscal 2011 and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials may be requested using one of the methods described in the materials.

You may visit www.dell.com/investor to access an interactive Fiscal 2011 Year-in-Review, as well as various web-based reports, executive messages and timely information on Dell’s global business.

This meeting is for Dell stockholders. To attend the meeting in person, you will need an admission ticket or an account statement showing your ownership of Dell stock as of May 20, 2011, and proper photo identification. An admission ticket can be printed at www.proxyvote.com, or is included in the proxy materials if you received a paper copy of the proxy materials.

Whether or not you plan to attend the meeting in person or via the Internet, please vote by submitting your proxy or voting instructions using one of the voting methods described in the attached materials. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the meeting and vote in person or view the live Webcast and vote electronically should you so choose. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

If you have any questions concerning the meeting, please contact our Investor Relations Department at 512-728-7800 or Investor_Relations@dell.com. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, at 800-937-5449 or www.amstock.com.

Sincerely,

Michael S. Dell
Chairman of the Board and Chief Executive Officer

DELL INC.

One Dell Way
Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, July 15, 2011

Time	8:00 a.m., Central Daylight Time

Place	Dell Round Rock Campus — Building 2-East Dallas/Houston Conference Rooms 501 Dell Way Round Rock, Texas 78682

Webcast	Attend the meeting via the Internet, including voting and submitting questions, at www.dell.com/investor (which also can be linked via www.virtualshareholdermeeting.com/dell2011)

Proposals	Proposal 1 — Election of Directors

Proposal 2 — Ratification of Independent Auditor

Proposal 3 — Advisory Vote on Named Executive Officer Compensation

Proposal 4 — Advisory Vote on Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation

Stockholder Proposal 1 — Independent Chairman

Stockholder Proposal 2 — Stockholder Action By Written Consent

Stockholder Proposal 3 — Declaration of Dividends

Record Date	May 20, 2011

Voting Methods	Internet — Go to www.proxyvote.com

Telephone — Use the toll-free number shown on the proxy or voting instruction card

Written ballot — Complete and return a proxy or voting instruction card (if you received a paper copy)

In person — Attend and vote at the meeting or electronically during the live Webcast

Stockholders will also transact any other business properly brought before the meeting or any adjournments or postponements of the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Notice of Annual Meeting of Stockholders and the Proxy Statement are accompanied by the Annual Report on Form 10-K for Fiscal 2011, which, together with the Chairman’s letter to stockholders, is Dell’s annual report to stockholders for the fiscal year.

On behalf of the Board of Directors:

Lawrence P. Tu, Secretary

May 26, 2011

i

Webcast of Annual Meeting

We are pleased to offer a Webcast of Dell’s 2011 annual meeting. Additionally, we are offering stockholders and proxyholders the ability to attend and participate via the Internet during the live Webcast, where you will be able to vote electronically and submit questions during the meeting. The live Webcast will begin at 8:00 a.m., Central Daylight Time. If you plan to attend and participate at the meeting via the Internet, go to www.dell.com/investor and log on prior to the meeting and follow the instructions provided. Only stockholders who use their control number to log on to the meeting will be able to vote electronically and submit questions during the meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership, are posted at www.dell.com/investor. If you miss the meeting, you can view a replay of the Webcast on that site. (No votes may be cast during the replay of the Webcast.)

Important Voting Information

Stockholders who hold Dell common stock through a broker or other nominee receive proxy materials and a voting instruction form — either electronically or by mail — before each annual stockholder meeting.

Your broker will not be permitted to vote on your behalf on the election of directors or on the other annual meeting proposals, except for Proposal 2 (Ratification of Independent Auditor), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to submit your proxy through the Internet or by telephone. For your vote to be counted, you will need to communicate your voting decisions to your broker or other nominee before the date of the annual meeting or obtain a legal proxy to vote your shares at the meeting.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors and the other proposals to be considered at the annual meeting. Please review the proxy materials and follow the instructions on the voting instruction form to submit your proxy or voting instructions. We hope you will exercise your rights and fully participate as a Dell stockholder.

More Information Is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (the “SEC”) also has a website, www.sec.gov/spotlight/proxymatters.shtml, with more information about your rights as a stockholder. Additionally, you may contact Dell’s Investor Relations Department at 512-728-7800 or Investor_Relations@dell.com.

ii

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Dell Inc., on behalf of the Board of Directors (the “Board”), for the 2011 Annual Meeting of Stockholders. This proxy statement and the related proxy form are first being distributed to stockholders on or about June 3, 2011.

You can vote your shares using one of the following methods:

•	Submit your proxy or voting instructions through the Internet at www.proxyvote.com using the instructions included in the notice regarding the Internet availability of proxy materials or, if you received a paper copy of the proxy materials, in the proxy or voting instruction card;
•	Submit your proxy or voting instructions by telephone using the instructions on the proxy or voting instruction card if you received a paper copy of the proxy materials;
•	Complete and return a written proxy or voting instruction card if you received a paper copy of the proxy materials; or
•	Attend and vote at the meeting in person or via the Internet during the live Webcast (See “Additional Information — Voting by Street Name Holders”).

Internet and telephone submission of proxies and voting instructions are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy or voting instruction card. Unless you are planning to vote at the meeting in person or via the Internet during the live Webcast, your proxy or voting instructions must be received by 11:59 p.m., Eastern Daylight Time, on July 14, 2011.

Even if you submit your proxy or voting instructions by one of the first three methods mentioned above, you may still vote at the meeting in person or via the Internet during the live Webcast if you are the record holder of your shares or hold a legal proxy from the record holder. See “Additional Information — Voting by Street Name Holders.” Your vote at the meeting will constitute a revocation of your earlier proxy or voting instructions.

Stockholders are being asked to consider seven proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board:

SUMMARY OF PROPOSALS

Board
Proposal	Recommendation

1 — Election of Directors	FOR
2 — Ratification of Independent Auditor	FOR
3 — Advisory Vote on Named Executive Officer Compensation	FOR
4 — Advisory Vote on Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation	FOR 1 Year
Stockholder Proposal 1 — Independent Chairman	AGAINST
Stockholder Proposal 2 — Stockholder Action By Written Consent	AGAINST
Stockholder Proposal 3 — Declaration of Dividends	AGAINST

The details of each proposal are set forth below.

Proposal 1 — Election of Directors

The first proposal to be voted on at the annual meeting is the election of directors. The ten directors to be elected at this meeting will serve until the next annual meeting of stockholders and until their successors are elected and qualified. Upon recommendation of the Governance and Nominating Committee, the Board has nominated all of the current directors, other than Judy C. Lewent and Sam Nunn, for re-election to the Board. The nominees for election at the annual meeting are:

James W. Breyer	Donald J. Carty
Michael S. Dell	William H. Gray, III
Gerard J. Kleisterlee	Thomas W. Luce, III
Klaus S. Luft	Alex J. Mandl
Shantanu Narayen	H. Ross Perot, Jr.

Biographical and qualification information about each of the nominees is included under “Director Qualifications and Information” below.

The Board recommends a vote “FOR” all nominees.

Ms. Lewent and Mr. Nunn, who are currently serving as directors, will retire from the Board at the time of the annual meeting. Ms. Lewent, who has served as a member of the Board since May 2001, declined to stand for nomination for re-election at the annual meeting. Mr. Nunn, who has served as a member of the Board since December 1999, was ineligible for nomination under Dell’s Corporate Governance Principles, which do not permit nomination of any individual who has attained age 72. Upon the expiration of the Board terms of Ms. Lewent and Mr. Nunn at the time of the annual meeting, the Board will decrease the size of the Board from 12 to ten members in accordance with the company’s Bylaws.

Mr. Kleisterlee was appointed to the Board in December 2010, upon the recommendation of an outside consultant. The Governance and Nominating Committee is continuing its search for additional Board members who have the qualifications for directors set forth in the company’s Corporate Governance Principles.

If a nominee becomes unable or unwilling to accept nomination or election, the Board may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted by the named proxies for the election of the substitute nominee. Alternatively, if the Board does not select a substitute nominee, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

According to Dell’s Bylaws, each of the above-named nominees will be elected to the Board if the nominee receives affirmative (“FOR”) votes from the holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the election of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under Dell’s Corporate Governance Principles, if a nominee fails to receive the requisite majority vote, the nominee will be required to submit his or her resignation. Any tendered resignation will be evaluated by the independent directors (excluding the director who tendered the resignation). In determining whether to accept or reject the resignation, or take other action, the Board may consider any factors it deems relevant. The Board will act on the tendered resignation, and will publicly disclose its decision and rationale, within 90 days after certification of the stockholder vote. If no nominees receive the requisite majority vote at the meeting, the incumbent Board will nominate a new slate of nominees and hold a special meeting for the purpose of electing those nominees within 180 days after the certification of the stockholder vote. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified. The foregoing provisions apply to elections in which the number of nominees does not exceed the number of directors to be elected. In the event of an election in which the number of nominees exceeds the number of directors to be elected, nominees will be elected by a plurality vote.

Director Qualifications and Information

Director Qualifications — The Board believes that individuals who serve on the Board should have demonstrated notable or significant achievements in business, education, or public service; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of Dell’s stockholders. The following are qualifications, experience and skills for Board members which are important to Dell’s business and its future:

•	Leadership Experience — Dell seeks directors who demonstrate extraordinary leadership qualities. Strong leaders bring vision, strategic agility, diverse and global perspectives, and broad business insight to the company. They demonstrate practical management experience, skills for managing change, and deep knowledge of industries, geographies, and risk management strategies relevant to the company. They have experience in identifying and developing the current and future leaders of the company. The relevant leadership experience Dell seeks includes a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the company; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization.
•	Finance Experience — Dell believes that all directors should possess an understanding of finance and related reporting processes. Dell also seeks directors who qualify as an “audit committee financial expert” as defined in the SEC’s rules for service on the Audit Committee.
•	Industry Experience — Dell seeks directors who have relevant industry experience. Dell values experience in Dell’s high priority areas, including new or expanding businesses, customer segments or geographies, organic and inorganic growth strategies, and existing and new technologies; deep or unique understanding of the company’s business environments; and experience with, exposure to, or reputation among a broad subset of Dell’s customer base.
•	Government Experience — Dell’s customers include government, educational institutions and law enforcement agencies, and Dell is subject to regulatory requirements. Accordingly, Dell seeks directors who have experience in the legislative, judicial or regulatory branches of government.
•	Diversity Background — Although the Board has not established any formal diversity policy to be used to identify director nominees, it recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Governance and Nominating Committee takes into consideration all relevant factors, including a candidate’s gender, ethnic status and geographic background.

Director Qualifications Matrix — The Governance and Nominating Committee selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board. The committee has developed the following matrix outlining specific qualifications to ensure that the company’s directors bring to the Board a diversity of experience, background and international perspective. The matrix allows the committee to identify areas of expertise and experience that may benefit the Board in the future as well as gaps in those areas that may arise as directors retire. The committee uses this information as part of its process for identifying and recommending new directors for the Board.

DIRECTOR QUALIFICATIONS MATRIX

	Leadership			Financial		International		Diversity			Other
					Audit	Global
					Committee	Mindset,	Global				Active/	Active/
	Technical			Financial	Qualified	Emerging	Operational				Recent	Recent
Name	Industry	Government	Academic	Literacy	Expert	Markets	Experience	Gender	Ethnicity	Geographic	CEO	CFO

Mr. Breyer	X			X		X
Mr. Carty				X	X	X	X			X		X
Mr. Dell	X					X	X				X
Mr. Gray		X	X						X
Mr. Kleisterlee	X					X	X			X	X
Ms. Lewent				X	X	X	X	X				X
Mr. Luce	X	X	X		X
Mr. Luft				X	X	X	X			X
Mr. Mandl	X			X	X	X	X			X	X
Mr. Narayen	X			X		X	X		X	X	X
Mr. Nunn	X	X	X		X
Mr. Perot	X					X	X				X

Set forth below is biographical information, as of May 26, 2011, about the persons who will constitute the Board following the annual meeting, assuming election of the nominees named above, and the qualifications, experience and skills the Nominating and Governance Committee and the Board considered in determining that each such person should serve as a director.

James W. Breyer Age: 49 Director since April 2009 Board committees: • Leadership Development and Compensation (Chair) • Finance	Mr. Breyer joined Accel Partners (an investment firm) in Palo Alto, California in 1985 and is currently a Partner. Mr. Breyer has been an investor in over 30 consumer Internet, media, and technology companies that have completed public offerings or successful mergers. Mr. Breyer is currently on the board of directors of Wal-Mart Stores, Inc., where he is the presiding director. From June 2006 to December 2009, he was on the board of directors of Marvel Entertainment Inc. and from October 1995 until June 2008, he served on the board of directors of Real Networks Inc. Mr. Breyer also serves on the boards of directors of several private companies.

Director Qualifications
     •  Leadership Experience — Partner at Accel
        Partners and presiding director at Wal-Mart
        Stores, Inc.
     •  Industry Experience — Knowledge of the
        technology industry, new and existing
technologies, and growth strategies

Donald J. Carty Age: 64 Director since December 1992 No Board committees	Mr. Carty is the former Vice Chairman and Chief Financial Officer of Dell, having held that office from January 2007 until June 2008. In that role, he was responsible for all finance functions, including controller, corporate planning, tax, treasury operations, investor relations, corporate development, risk management, and corporate audit. Mr. Carty was the Chairman and Chief Executive Officer of AMR Corporation and American Airlines from 1998 until his retirement in 2003. He served in a variety of executive positions with AMR Corporation, AMR Airline Group and American Airlines from 1978 to 1985 and from 1987 to 1999, including as Chief Financial Officer of AMR Corporation and American Airlines Inc. from October 1989 until March 1995. Mr. Carty was President and Chief Executive Officer of Canadian Pacific Air Lines, known as CP Air, in Canada from 1985 to 1987. After his retirement from AMR and American Airlines Inc. in 2003, Mr. Carty engaged in numerous business and private investment activities with a variety of companies. Mr. Carty is also a director of Barrick Gold Corporation, Gluskin Sheff and Associates, Talisman Energy Inc. and Canadian National Railway Company. Additionally, Mr. Carty was a member of the board of directors of Hawaiian Holdings Inc. from August 2004 until February 2007 and again from April 2008 until May 2011, of CHC Helicopter Corp. from November 2004 until September 2008, of Solution Inc., Ltd. from July 2004 until January 2007, of Sears Holding Corp. from May 2001 until May 2007 and of Placer Dome Inc. from April 2005 until March 2006.

Director Qualifications
     •  Leadership Experience — CFO of Dell; CEO and
        CFO of AMR Corporation and American Airlines;
        President and CEO of CP Air
     •  Finance Experience — CFO of Dell and AMR
        Corporation and American Airlines
     •  Industry Experience — CFO of Dell with
knowledge of Dell’s operating environment

Michael S. Dell Age: 46 Director since May 1984 No Board committees	Mr. Dell currently serves as Dell’s Chairman of the Board and Chief Executive Officer. He has held the title of Chairman of the Board since he founded the company in 1984. Mr. Dell served as Chief Executive Officer of Dell from 1984 until July 2004 and resumed that role in January 2007. He serves on the foundation board of the World Economic Forum, is on the executive committee of the International Business Council, and is a member of the U.S. Business Council. He also sits on the Technology CEO Council and the governing board of the Indian School of Business in Hyderabad, India. See “SEC Settlement with Mr. Dell” below for information about legal proceedings to which Mr. Dell has been a party.

Director Qualifications • Leadership Experience — Founder, Chairman and CEO of Dell • Industry Experience — Knowledge of new and existing technologies, Dell’s industry and Dell’s customers

William H. Gray, III Age: 69 Director since November 2000 Board committees: • Governance and Nominating (Chair) • Leadership Development and Compensation	Mr. Gray is co-Chairman of GrayLoeffler L.L.C. (a consulting and advisory firm), a position he has held since August 2004. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in June 2004. He was a member of the United States House of Representatives from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee and Chairman of the House Democratic Caucus and Majority Whip. He is an ordained Baptist Minister and last pastored at Bright Hope Baptist Church of Philadelphia from 1972 until 2007. Mr. Gray is also a director of J.P. Morgan Chase & Co., Prudential Financial Inc., and Pfizer Inc. Additionally, from June 2000 to January 2010, Mr. Gray was a director of Visteon Corporation.

Director Qualifications
     •  Leadership Experience — President and CEO of
        the College Fund/UNCF; member of the United
        States House of Representatives; co-
        Chairman of GrayLoeffler L.L.C.
     •  Government Experience — Member of the
United States House of Representatives

Gerard J. Kleisterlee Age: 64 Director since December 2010 No Board committees	Until March 31, 2011, Mr. Kleisterlee was President and Chief Executive Officer of Royal Philips Electronics. Prior to his appointment as CEO in April 2001, Mr. Kleisterlee was Chief Operating Officer of Philips. Previously, he held key positions within Philips, including member of the Board of Management since April 2000, member of the Group Management Committee since January 1999, CEO of Philips’ Components division, President of Philips Taiwan, Regional Manager for Philips Components in Asia-Pacific, Managing Director of Philips Display Components worldwide, General Manager of Philips’ Professional Audio Product Group and various manufacturing management positions within Philips’ Medical Systems division starting in 1974. Mr. Kleisterlee also serves on the supervisory board of Dutch Central Bank, is chairman of the Foundation of the Cancer Center Amsterdam of the Vu Medical Center and is a member of the boards of directors of Daimler AG, Royal Dutch Shell and Vodafone Plc., where he will become Chairman in July 2011.

Director Qualifications • Leadership Experience — President, CEO and COO of Royal Philips Electronics • Industry Experience — Experience as executive of major global electronics company

Thomas W. Luce, III Age: 70 Director from November 1991 - September 2005 and since September 2006 — present Board committees: • Governance and Nominating	Until April 2011, Mr. Luce served as President and Chief Executive Officer of the National Math and Science Initiative, a not-for-profit organization dedicated to expanding programs that have a proven positive impact on math and science education. He remains as a director of the National Math and Science Initiative. He served as United States Assistant Secretary of Education for Planning, Evaluation and Policy Development from July 1, 2005, until his resignation on September 1, 2006. From 1997 until 2005, Mr. Luce was a partner of the business advisory firm Luce & Williams, Ltd. Mr. Luce was a founding partner and managing partner of the law firm of Hughes & Luce, LLP from 1973 until his retirement from the firm in 1997, and was Of Counsel with that law firm until December 2003.

Director Qualifications
     •  Leadership Experience — Founding and
        managing partner of Hughes & Luce, LLP; President
        and CEO and director of the National
        Math and Science Initiative
     •  Government Experience — United States
        Assistant Secretary of Education for Planning,
Evaluation and Policy Development

Klaus S. Luft Age: 69 Director since March 1995 Board committees: • Audit	Mr. Luft is the founder and Chairman of the supervisory board of Artedona AG, a privately held mail order e-commerce company established in 1999 and headquartered in Munich, Germany. He is also owner and President of Munich-based MATCH — Market Access Services GmbH & Co., KG. From 1990 until 2010, Mr. Luft served as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing, and finance. From May 2006 to July 2007, Mr. Luft served on the board of directors of Assurances Générales de France, known as AGF, a French insurance company. Mr. Luft is the Honorary Consul of the Republic of Estonia in the State of Bavaria.

Director Qualifications
     •  Leadership Experience — Chairman of the
        supervisory board of Artedona AG;
        Vice Chairman of Goldman Sachs Europe Limited;
        Chief Executive Officer of Nixdorf Computer AG
     •  Industry Experience — Knowledge of technology
marketing, manufacturing, and international markets

Alex J. Mandl Age: 67 Director since November 1997 Lead Director Board committees: • Audit (Chair) • Governance and Nominating	Mr. Mandl is currently the non-Executive Chairman of Gemalto N.V., a digital security company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A. From June 2006 until December 2007, Mr. Mandl served as Executive Chairman of Gemalto. Before June 2006, Mr. Mandl was President, Chief Executive Officer and a member of the board of directors of Gemplus, positions he held since August 2002. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector, since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance and data communication services. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl served from May 2007 to October 2010 as a director of Hewitt Associates, Inc. and from March 2008 until October 2010 as a director of Visteon Corporation. Mr. Mandl has been a director of Horizon Lines, Inc. since January 2007 and became Chairman in February 2011.

Director Qualifications
     •  Leadership Experience — Chairman of Gemalto
        N.V.; director, President and CEO of Gemplus;
        Principal of ASM Investments; Chairman and CEO
        of Teligent; President, COO and CFO of AT&T;
        Chairman and CEO of Sea-Land Services Inc.
     •  Finance Experience — CFO of AT&T
     •  Industry Experience — Experience as a leader of
        global technology companies; knowledge of
emerging technologies

Shantanu Narayen Age: 47 Director since September 2009 Board committees: • Leadership Development and Compensation	Mr. Narayen has served as President and Chief Executive Officer of Adobe Systems Incorporated, a software company, since December 2007. From January 2005 until December 2007, Mr. Narayen was Adobe’s President and Chief Operating Officer. Previously, he held key product research and development positions within Adobe, including Executive Vice President of Worldwide Products, Senior Vice President of Worldwide Product Development, and Vice President and General Manager of the Engineering Technology Group. Before joining Adobe in 1998, he was a co-founder of Pictra, Inc., an early pioneer of digital photo sharing over the Internet. Prior to his service in that position, he served as director of desktop and collaboration products at Silicon Graphics, Inc. and held various senior management positions at Apple Computer, Inc. Mr. Narayen also serves on the advisory board of the Haas School of Business of the University of California, Berkeley and is president of the board of the Adobe Foundation, which funds philanthropic initiatives around the world.

Director Qualifications
     •  Leadership Experience — President and CEO of
        Adobe Systems Incorporated
     •  Industry Experience — Knowledge of the technology
        industry, new and existing technologies, software,
and product development

Ross Perot, Jr. Age: 52 Director since December 2009 No Board committees	Mr. Perot is currently chairman of Hillwood Development Company, a real estate development company, which he founded in 1988. Mr. Perot served as the Chairman of the Board of Perot Systems Corporation from September 2004 until its acquisition by Dell on November 3, 2009. Mr. Perot also served as a director of Perot Systems from June 1988 until November 3, 2009, and as President and Chief Executive Officer of Perot Systems from September 2000 until September 2004. Mr. Perot served in the United States Air Force for eight and a half years. He currently serves on the board of directors of the EastWest Institute and the Dallas Council of Foreign Relations.

Director Qualifications
     •  Leadership Experience — Chairman of the Board
        and CEO of Perot Systems; Chairman of Hillwood
        Development Company
     •  Industry Experience — Knowledge of data
        center solutions and IT, strategy and enterprise
consulting

SEC Settlement with Mr. Dell — As previously reported, on October 13, 2010, a federal district court approved settlements by the company and Mr. Dell with the SEC resolving an SEC investigation into Dell’s disclosures and alleged omissions before Fiscal 2008 regarding certain aspects of its commercial relationship with Intel Corporation and into separate accounting and financial reporting matters. The company and Mr. Dell entered into the settlements without admitting or denying the allegations in the SEC’s complaint, as is consistent with common SEC practice. The SEC’s allegations with respect to Mr. Dell and his settlement were limited to the alleged failure to provide adequate disclosures with respect to the company’s commercial relationship with Intel Corporation prior to Fiscal 2008. Mr. Dell’s settlement did not involve any of the separate accounting fraud charges settled by the company and others. Moreover, Mr. Dell’s settlement was limited to claims in which only negligence, and not fraudulent intent, is required to establish liability, as well as secondary liability claims for other non-fraud charges. Under his settlement, Mr. Dell consented to a permanent injunction against future violations of these negligence-based provisions and other non-fraud based provisions related to periodic reporting. Specifically, Mr. Dell consented to be enjoined from violating Sections 17(a)(2) and (3) of the Securities Act of 1933 and Rule 13a-14 under the Securities Exchange Act of 1934 (the “Exchange Act”), and from aiding and abetting violations of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 under the Exchange Act. In addition, Mr. Dell agreed to pay a civil monetary penalty of $4 million. The settlement did not include any restrictions on Mr. Dell’s continued service as an officer or director of the company. The independent directors of the Board have unanimously determined that it is in the best interests of the company and its stockholders that Mr. Dell continue to serve as the company’s Chairman and Chief Executive Officer.

Corporate Governance

Corporate Governance Principles — The Board believes that adherence to sound corporate governance policies and practices is important in ensuring that Dell is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of the stockholders. The Board maintains Dell’s Corporate Governance Principles, which are intended to reflect Dell’s core values and provide the foundation for Dell’s governance and management systems and Dell’s interactions with others. A copy of those principles can be found on the company’s website at www.dell.com/corporategovernance.

Director Independence — The Board believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Dell that may impair, or appear to impair, the director’s ability to make independent judgments. Under the Marketplace Rules of the NASDAQ Stock Market, on which Dell’s common stock is listed, at least a majority of Dell’s directors must qualify as “independent” within the meaning of the Marketplace Rules. Under Dell’s Corporate Governance Principles, Dell requires at least 60% of the directors to meet Dell’s standards for director independence.

The Board’s determination that a director is independent is made on the basis of the standards set forth in Dell’s Corporate Governance Principles, which incorporate the director independence standards of the NASDAQ Marketplace Rules. Dell’s Corporate Governance Principles identify certain relationships which will not, in and of themselves, preclude a determination that a director qualifies as independent. The Board may conclude, upon consideration of the relevant facts and circumstances, that a director is independent even if an applicable threshold specified in such relationships is exceeded in a particular case.

The following summarizes the Board’s determinations with respect to each director’s independence, including any transactions, relationships or arrangements not discussed under “Additional Information — Certain Relationships and Related Transactions” considered by the Board in its independence determinations.

DIRECTOR INDEPENDENCE

Director	Status

Mr. Breyer	Independent[a]
Mr. Carty	Not Independent[b]
Mr. Dell	Not independent[c]
Mr. Gray	Independent
Mr. Kleisterlee	Independent[d]
Ms. Lewent	Independent
Mr. Luce	Independent[e]
Mr. Luft	Independent
Mr. Mandl	Independent
Mr. Narayen	Independent[f]
Mr. Nunn	Independent
Mr. Perot	Independent[g]

a —	Mr. Breyer serves as a partner of Accel Partners. Dell has made investments as a limited partner in the Accel Internet Fund III L.P. (in October 1999) and the Accel Internet Fund IV L.P. (in May 2001). Additionally, Michael Dell, through his investment company MSD Capital, made an investment as a limited partner in the Accel Internet Fund III L.P. in October 1999. In determining that this relationship does not preclude treatment of Mr. Breyer as an independent director, the Board considered, among various factors, that the investments were made long before Mr. Breyer’s appointment to the Board.

b —	Until June 2008, Mr. Carty served as Dell’s Vice Chairman and Chief Financial Officer. Mr. Carty will be eligible for consideration as an independent director after June 2011.

c —	Mr. Dell serves as Dell’s Chairman of the Board and Chief Executive Officer.

d —	Until March 2011, Mr. Kleisterlee was the President and Chief Executive Officer of Royal Philips Electronics. During Fiscal 2011, Dell was a supplier of services and products to Royal Philips Electronics and purchased products from Royal Philips Electronics. In determining that this relationship did not preclude treatment of Mr. Kleisterlee as an independent director, the Board considered that the transactions were conducted in the ordinary course of business on customary commercial terms and represented less than 1% of the revenues of each company in its most recent fiscal year.

e —	Mr. Luce serves as the President and Chief Executive Officer and a director of the National Math and Science Initiative (“NMSI”), a not-for-profit organization dedicated to expanding programs that have a proven positive impact on math and science education. The Michael and Susan Dell Foundation donated $1,488,500 to NMSI in Fiscal 2011. In determining that this donation, considered together with donations made by the Michael and Susan Dell Foundation to NMSI in prior years, does not preclude treatment of Mr. Luce as an independent director, the Board considered that (a) NMSI’s charitable purposes are within the historical philanthropic focus of The Michael and Susan Dell Foundation, and (b) Mr. Luce is not compensated by NMSI and, thus, derives no financial benefit from the contribution.

f —	Mr. Narayen is President and Chief Executive Officer of Adobe Systems Incorporated. During Fiscal 2011, Dell was a supplier of services and products to Adobe Systems Incorporated and purchased software services and products from Adobe Systems Incorporated. In determining that this relationship did not preclude treatment of Mr. Narayen as an independent director, the Board considered that the transactions were conducted in the ordinary course of business on customary commercial terms and represented less than 1% of the revenues of each company in its most recent fiscal year.

g —	Mr. Perot is chairman of Hillwood Development Company. Dell was a supplier of products and services to Hillwood Development Company during Fiscal 2011. In determining that this relationship did not preclude treatment of Mr. Perot as an independent director, the Board considered that the transactions were conducted on customary commercial terms and represented less than 1% of Dell’s Fiscal 2011 revenues.

The Board will continue to monitor the standards for director independence established under applicable law and the NASDAQ Marketplace Rules to ensure that Dell’s Corporate Governance Principles remain consistent with those standards.

Board Leadership Structure — Dell’s Bylaws provide that the Chairman of the Board will preside over meetings of the Board of Directors. The Chief Executive Officer has management responsibility for the business and affairs of the company. Both the Chairman and Chief Executive Officer positions are currently held by Mr. Dell. The company also has an independent Lead Director elected annually by the majority of independent directors during an executive session. In December 2010, Mr. Mandl succeeded Mr. Nunn as the Lead Director. The Lead Director has broad authority and responsibility to: (1) chair executive sessions of the independent directors; (2) assist the Chairman in the management of Board meetings; (3) confer with the members of the Board on the number of regular Board meetings and determine the meeting agendas; (4) advise on and, with the Chairman, set the agendas for Board meetings; (5) oversee the Governance and Nominating Committee’s responsibility for selecting and recommending nominees for director positions to the full Board; (6) monitor and oversee corporate governance initiatives; (7) consult with a representative group of stockholders periodically and other stockholders as needed; (8) act as Chairman if Mr. Dell should have a conflict of interest; (9) serve as a resource to all committee chairs and advise them as appropriate; (10) propose an annual schedule of major discussion items for the Board to consider; (11) oversee the evaluation of the Chief Executive Officer, in coordination with the Governance and Nominating Committee; (12) oversee the self-evaluation of the Board as a whole, in coordination with the Governance and Nominating Committee; and (13) perform such other roles as are assigned by the Governance and Nominating Committee or the full Board. Additionally, the Lead Director may hire outside advisors and consultants reporting directly to the Board.

In addition, Dell’s Corporate Governance Policies contain several features which the company believes will ensure that the Board maintains effective and independent oversight of management, including the following:

•	Executive sessions without management and non-independent directors present are a standing agenda item. Executive sessions of the independent directors are held at any time requested by an independent director and, in any event, are held in connection with at least 60% of regularly scheduled Board meetings. The Lead Director sets the agenda for executive sessions, the principal focus of which is on whether management is performing its responsibilities in a manner consistent with the direction of the Board.
•	The Board regularly meets in executive session with Mr. Dell without other members of management present.
•	All Board committee members are independent directors. The committee chairs have authority to hold executive sessions without management and non-independent directors present.

The Board has determined that its current structure, with a combined Chairman and Chief Executive Officer, an independent Lead Director, and independent directors as chairs and members of each committee, is in the best interests of the company and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the company given Mr. Dell’s in-depth knowledge of the company’s business and industry, his ability to formulate and implement strategic initiatives, and his extensive contact with and knowledge of customers. As Chief Executive Officer, Mr. Dell is intimately involved in the day-to-day operations of the company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the Board. The Board believes that the combination of the Chairman and Chief Executive Officer roles as part of a governance structure that includes an independent Lead Director and exercise of key Board oversight responsibilities by independent directors provides an effective balance for the management of the company in the best interests of Dell’s stockholders.

Board Committees — The Board maintains the following standing committees to assist it in discharging its oversight responsibilities. The current membership of each committee is indicated above with the directors’ biographical information.

•	Audit Committee — The Audit Committee assists the Board in fulfilling its responsibility to provide oversight with respect to the integrity of Dell’s financial statements and reports and other disclosures provided to stockholders, the system of internal controls, the audit process, Dell’s compliance with legal requirements and the compliance of Dell’s directors and executive officers with the company’s Code of Conduct. Its primary duties include appraising Dell’s financial reporting activities and the accounting standards and principles Dell follows; reviewing the scope and adequacy of Dell’s internal and financial controls; reviewing the plans, activities and resources of the internal audit function; and reviewing the scope and results of the audit plans of Dell’s independent and internal auditors. The Audit Committee also selects, engages, compensates and oversees the independent auditor and pre-approves all services to be performed by that firm.

The Audit Committee is composed entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles, as well as additional independence standards applicable to audit committee members established under the NASDAQ Marketplace Rules and SEC rules. The Board has determined that each Audit Committee member meets the “financial literacy” requirement for audit committee members under the NASDAQ Marketplace Rules and that Mr. Mandl is an “audit committee financial expert” within the meaning of the SEC rules.

•	Leadership Development and Compensation Committee — The Leadership Development and Compensation Committee reviews and recommends to the full Board the amounts and types of compensation to be paid to the Chairman and Chief Executive Officer; reviews and approves the amounts and types of compensation to be paid to Dell’s other executive officers and the non-employee directors; reviews and approves, on behalf of the Board, salary, bonus and equity guidelines for Dell’s other employees; and administers Dell’s stock-based compensation plans. The Leadership Development and Compensation Committee is composed entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles.

Subject to applicable legal requirements, the Leadership Development and Compensation Committee may delegate authority to undertake any of its responsibilities to a subcommittee consisting of one or more of its members. The committee did not delegate authority to a subcommittee in Fiscal 2011.

The Leadership Development and Compensation Committee did not engage a consultant during Fiscal 2011 for assistance in determining or recommending the amount or form of executive or director compensation for Fiscal 2011 or any other fiscal period.

Dell’s Chief Executive Officer provides the Leadership Development and Compensation Committee with recommendations on the total compensation opportunities for all other executive officers and input with respect to (1) the individual performance of the other executive officers in connection with the committee’s determination of amounts paid under the annual incentive bonus plan, (2) the composition of Dell’s peer group used for competitive comparisons, and (3) the performance goals used to assess Dell’s financial performance under the annual incentive bonus plan.

The Leadership Development and Compensation Committee has delegated to Mr. Dell authority to approve certain stock grants to non-executive officers. The committee has also delegated to executive officers the authority to approve new hire stock grants for specified non-Vice Presidents that exceed new hire award guidelines established by the committee. The company’s management is required to provide the committee, on a periodic basis, information about the equity awards approved by Mr. Dell or the executive officers under the scope of their delegated authority.

•	Governance and Nominating Committee — The Governance and Nominating Committee oversees all matters of corporate governance, including formulating and recommending to the full Board governance policies and processes, reviewing and approving ethics and compliance policies, and monitoring the independence of members of the Board; reviews, approves, disapproves or ratifies transactions between related persons that are required to be disclosed under SEC rules; selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board; makes recommendations regarding the structure and membership of the Board committees; and administers an annual self-evaluation of Board performance. This committee is also responsible for monitoring, on behalf of the Board, Dell’s sustainability and corporate responsibility activities and initiatives. The Governance and Nominating Committee is composed entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles.

The Governance and Nominating Committee’s policies and processes for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, are set forth in “Additional Information — Director Nomination Process” below.

•	Finance Committee — The Finance Committee oversees all areas of corporate finance, including capital structure, equity and debt financings, capital expenditures, merger and acquisition activity, cash management, banking activities and relationships, investments, foreign exchange activities and share repurchase activities. The Finance Committee is composed entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles.

Each committee is governed by a written charter approved by the full Board. These charters form an integral part of Dell’s Corporate Governance Principles. A copy of each charter can be found on Dell’s website at www.dell.com/corporategovernance.

Board Risk Oversight — The Board oversees and maintains Dell’s governance and compliance processes and procedures to promote the conduct of Dell’s business in accordance with applicable laws and regulations and with the highest standards of responsibility, ethics and integrity. As part of its oversight responsibility, the Board is responsible for the oversight of risks facing the company and seeks to provide guidance with respect to the management and mitigation of those risks. An analysis of strategic and operational risks is presented to the Board in reports submitted by the Chief Executive Officer, the Chief Financial Officer and the General Counsel, as well as by other members of Dell’s senior management who regularly appear before the Board to provide detailed overviews of the businesses they oversee. In addition, at least once each year, each member of the Board meets with the management of the business segment of the director’s choice to review in detail that segment’s operations, customer set, strategies and risks. Directors also have complete and open access to all Dell employees and are free to, and do, communicate directly with management.

The Board also delegates oversight of the following specific areas of risk to its committees.

•	The Audit Committee is responsible for the oversight of risk policies and processes relating to Dell’s financial statements and financial reporting processes. The Audit Committee reviews and discusses with management, the independent auditor and the Vice President of Corporate Audit significant risks and exposures to Dell and the steps management has taken or plans to take to minimize or manage such risks. The Audit Committee meets in executive session with each of the Chief Financial Officer, the Chief Accounting Officer, the Vice President of Corporate Audit, the Vice President for Ethics and Compliance and Dell’s independent auditor at each regular meeting of the Audit Committee.
•	The Finance Committee is responsible for reviewing and approving the plans and strategies with respect to corporate finance, capital transactions, and other transactions involving financial risks.
•	The Leadership Development and Compensation Committee monitors the risks associated with succession planning and development as well as compensation plans, including evaluating the effect Dell’s compensation plans may have on risk decisions.
•	The Governance and Nominating Committee monitors the risks related to Dell’s governance structure and process.

Each of the committee chairs reports to the full Board at its regular meetings concerning the activities of the committee, the significant issues it has discussed, and the actions taken by the committee.

While the Board is responsible for risk oversight, management is responsible for risk management. Dell seeks to maintain an effective internal controls environment and has processes to identify and manage risk, including an Executive Risk Steering Committee. This committee has adopted a Risk and Controls Framework and exercises oversight of the various risk assessment and monitoring and controls processes across the company, which includes an annual risk assessment process that supports the annual internal audit plan. Dell also maintains and enforces a Code of Conduct, an Accounting Code of Conduct, an ethics and compliance program, a comprehensive internal audit process, and approved quality standards.

CEO Succession Planning — The Board has the responsibility to ensure that the leadership of the company is meeting the needs of the company now and can meet those needs in the future. The Board has developed a governance framework for CEO succession planning that is intended to provide for a continuous and collaborative process in which the Board ensures that the CEO builds a talent-rich leadership organization that can drive the company’s strategic objectives. Under its governance framework, the Board:

•	Maintains a plan to address any unexpected short-term absence of the CEO and identifies candidates who could act as interim CEO in the event of any such unexpected absence
•	Identifies potential successors to the CEO and, for internal candidates, reviews each candidate’s performance and development plan against the criteria and profile for the CEO role
•	Frames the search process to be used at the time of transition, including the format for internal and external searches and the role of an outside consultant
•	At the time of transition, ideally three to five years before the retirement of the current CEO, manages the succession process and determines the current CEO’s role in that process

The Board reviews succession planning for the CEO on an annual basis. As part of this process, the CEO reviews the annual performance of each member of the management team with the Board and the Board engages in a discussion with the CEO and the Senior Vice President of Human Resources regarding each team member and the team member’s development. In addition, the Board reviews for possible modification the plan to address any unexpected short-term absence of the CEO.

Meetings and Attendance — During Fiscal 2011, the full Board met 12 times, the Audit Committee met eight times, the Leadership Development and Compensation Committee met seven times, the Governance and Nominating Committee met three times, and the Finance Committee met four times. During Fiscal 2011, all directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served during the period in which they served, with the exception of Mr. Breyer, who attended 64% of such meetings, and Mr. Kleisterlee, who was appointed to the Board in December 2010, and was not able to attend the one meeting held after his appointment.

It is Dell’s policy, as reflected in the company’s Corporate Governance Principles, that each director is expected to attend the annual meeting of stockholders. All directors then serving on the Board attended last year’s annual meeting initially convened on July 16, 2010.

Communications with Directors — Stockholders may send communications to the Board as a whole, the independent directors as a group, any Board committee, the Lead Director, or any other individual member of the Board. Any stockholder who wishes to send such a communication may obtain the appropriate contact information at www.dell.com/boardofdirectors. The Board has implemented procedures for processing stockholder communications, a description of which can also be found at www.dell.com/boardofdirectors.

Director Compensation

Mr. Dell, as the only member of the Board who is also a Dell employee, does not receive any compensation for service on the Board. This section describes the Fiscal 2011 compensation of Dell’s non-employee directors.

Annual Retainer Fee — Each non-employee director receives an annual retainer fee, which during Fiscal 2011 was $75,000. The chair of the Audit Committee receives an additional annual retainer fee of $20,000; the chair of each of the other standing Board committees receives an additional annual retainer fee of $15,000; and the Lead Director receives an additional annual retainer fee of $15,000 if he or she is not the chair of a Board committee. Each director may elect to receive the retainer in cash, or in the form of nonqualified stock options or restricted stock units in lieu of cash. Directors also may defer all or a portion of the retainer into a deferred compensation plan. Any such deferred amounts are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options or restricted stock units received in lieu of the annual retainer fee (or the method of computing the number) and the terms and conditions of those awards are determined from time to time by the Leadership Development and Compensation Committee. The annual retainers are payable at the first Board meeting after the annual stockholders’ meeting for all members elected by the stockholders. For new members appointed by the Board, the retainer is prorated based on the remaining number of Board meetings during the “Service Year” (a period beginning at the annual meeting of stockholders and ending at the next annual meeting of stockholders) and is payable at the first Board meeting attended by the new director.

Option and Restricted Stock Unit Awards — The non-employee directors are also eligible for annual stock option and restricted stock unit awards. The number of options and units awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions), are generally within the discretion of the Leadership Development and Compensation Committee, except that (1) no non-employee director may receive awards (not including awards in lieu of the annual cash retainer) covering more than 50,000 shares of common stock in any Service Year (other than the Service Year in which the director joins the Board, when the limit is two times the normal annual limit), (2) the exercise price of any option may not be less than the fair market value of the common stock on the date of grant, and (3) no option may become exercisable, and no restricted stock unit may become transferable, earlier than six months from the date of grant.

Option and restricted stock unit awards are granted at the first Board meeting after the annual stockholders’ meeting for all members elected by the stockholders. New members appointed by the Board receive a director grant that is equal to the director annual stock options and restricted stock unit awards prorated based on the remaining number of Board meetings during the Service Year (ending at the annual meeting of stockholders).

Computer Hardware and Technical Support — Dell provides directors personal computers and equipment for their use in connection with their Board service and for personal use. Dell also provides from time to time personal technical support to directors.

Other Benefits — Dell reimburses directors for reasonable expenses associated with attending Board and committee meetings, and when requested by the company, reasonable expenses for their spouses to attend a Dell sponsored event, and provides them with liability insurance coverage for their activities as directors.

Indemnification — Under Dell’s Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. Dell has entered into indemnification agreements with each of the non-employee directors. Those agreements establish processes for indemnification claims, but do not increase the extent or scope of the indemnification provided.

Director Compensation During Fiscal 2011 — The following table sets forth the compensation paid to the non-employee directors in Fiscal 2011. Mr. Kleisterlee, who was appointed to the Board in December 2010, attended his first Board meeting in Fiscal 2012, and therefore did not receive any compensation in Fiscal 2011.

DIRECTOR COMPENSATION IN FISCAL 2011

	Fees Earned
	or		Stock	All Other
Name	Paid in Cash		Awards[a]	Compensation[b]	Total

Mr. Breyer	$90,000	[c]	$200,003	$549	$290,552
Mr. Carty	75,000		200,003	549	275,552
Mr. Gray	90,000		200,003	3,370	293,373
Mr. Kleisterlee	—		—	—	—
Mr. Nunn	90,000	[c]	200,003	1,301	291,304
Ms. Lewent	90,000		200,003	549	290,552
Mr. Luce	75,000		200,003	549	275,552
Mr. Luft	75,000		200,003	549	275,552
Mr. Mandl	95,000		200,003	703	295,706
Mr. Narayen	75,000		200,003	549	275,552
Mr. Perot	75,000	[c]	200,003	549	275,552

a —	Represents, for each director other than Mr. Kleisterlee, the total grant date fair value, computed in accordance with FASB ASC Topic 718, of a grant of 16,653 restricted stock units. The grant date fair value of $200,003 was based on the closing price of the common stock on the NASDAQ Stock Market on the date of grant ($12.01).

The awards were granted on August 14, 2010, which was the date of the first Board meeting following the 2010 annual meeting of stockholders.

The awards vest ratably over three years, so long as the director remains a member of the Board. The portion that is unvested at the time the director ceases to be a member of the Board (other than by reason of mandatory retirement, death or permanent disability) is forfeited. All unvested restricted stock units vest immediately upon mandatory retirement, death or permanent disability.

The following table sets forth the number of shares of restricted stock or restricted stock units and the number of shares underlying stock options held by each of the non-employee directors as of the end of Fiscal 2011.

	Restricted
	Stock/Restricted
Name	Stock Units	Stock Options

Mr. Breyer	49,506	—
Mr. Carty	40,714	550,547
Mr. Gray	30,714	67,087
Mr. Luce	31,095	33,234
Mr. Kleisterlee	—	—
Ms. Lewent	30,714	157,669
Mr. Luft	30,714	104,112
Mr. Mandl	30,714	105,052
Mr. Narayen	36,463	—
Mr. Nunn	30,714	154,809
Mr. Perot	36,463	18,735

The information for Mr. Carty reflects 10,000 restricted stock units and 455,245 stock options he was awarded in his capacity as Vice Chairman and Chief Financial Officer in Fiscal 2007 and 2008.

b —	Represents the expense to Dell for providing a Dell tablet ($549) to each of the non-employee directors, payment for travel for Mr. Gray’s spouse ($2,821) and Mr. Mandl’s spouse ($154) to attend a Dell sponsored meeting, and imputed income ($752) associated with Mr. Nunn’s travel from the 2010 annual meeting of stockholders.

c —	Elected to receive either restricted stock units or nonqualified stock options in lieu of all or a portion of their cash retainer.

Mr. Breyer elected to receive his annual retainer ($90,000) payable on August 14, 2010 in the form of restricted stock units. The restricted stock units were fully vested at grant, but may not be sold or transferred for six months following the grant. The number of shares was determined by dividing the foregone retainer amount by the fair market value of Dell common stock on the date of grant ($12.01) as measured by the closing price of the stock on the NASDAQ Stock Market.

Each of Mr. Nunn and Mr. Perot elected to receive his annual retainer ($75,000 for Mr. Perot and $90,000 for Mr. Nunn), payable on August 14, 2010, in the form of nonqualified stock options. The option awards were fully vested at grant and become exercisable ratably over five years beginning on the first anniversary of the grant date. The options expire ten years from the date of grant. The number of options was determined by dividing 300% of the foregone retainer amount by the exercise price, which was set at the fair market value of the common stock on the date of grant ($12.01) as measured by the closing price of the stock on the NASDAQ Stock Market.

The following table sets forth the number of restricted stock units and options, as well as the grant date fair value of individual awards, of the Fiscal 2011 grants. The grant date fair values of these awards are not included in the Stock Awards column of the above table because the foregone cash amounts are included in the Fees Earned or Paid in Cash column.

	Restricted
	Stock Units in		Stock Options
	Lieu of		in Lieu of
	Annual	Grant Date	Annual	Grant Date
Name	Retainer	Fair Value	Retainer	Fair Value

Mr. Breyer	7,494	$90,003	—	—
Mr. Nunn	—	—	22,482	$96,597
Mr. Perot	—	—	18,735	$80,497

Proposal 2 — Ratification of Independent Auditor

The Board is asking the stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Dell’s independent auditor for Fiscal 2012. Although current law, rules and regulations, as well as the charter of the Audit Committee, require Dell’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent auditor to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. If the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the Audit Committee will take such action, if any, with respect to the appointment of the independent auditor as the Audit Committee deems appropriate.

The Board recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Dell’s independent auditor for Fiscal 2012.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the proposal.

PricewaterhouseCoopers LLP is a registered independent public accounting firm and has been Dell’s independent auditor since 1986. In addition to retaining PricewaterhouseCoopers LLP to conduct an integrated audit of the financial statements and internal control over financial reporting, Dell engages the firm from time to time to perform other services. The following table sets forth all fees incurred in connection with professional services rendered to Dell by PricewaterhouseCoopers LLP during each of the last two fiscal years.

AUDITOR FEES (in millions)

Fee Type	Fiscal 2011	Fiscal 2010

Audit Fees[a]	$16.2	$16.4
Audit-Related Fees[b]	0.7	0.5
Tax Fees [c]	0.4	0.4

Total	$17.3	$17.3

a —	This category includes fees incurred for professional services rendered in connection with the audit of the annual financial statements, for the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, for the review of the quarterly financial statements, and for the statutory audits of international subsidiaries.

b —	This category includes fees incurred for professional services rendered in connection with assurance and other activities not explicitly related to the audit of Dell’s financial statements, including the audits of Dell’s employee benefit plans and registration statement for debt issuances, contract compliance reviews, and accounting research.

c —	This category includes fees incurred for domestic and international income tax compliance and tax audit assistance, corporate-wide tax planning, and executive tax consulting and tax return preparation for executives not in a financial reporting oversight role.

The Audit Committee has determined that the provision of the non-audit services described in note (c) above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

All Fiscal 2011 and Fiscal 2010 services were pre-approved by the Audit Committee. The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided by the company’s independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for Fiscal 2012 and has also given its approval for up to one year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax and other permitted non-audit services. In cases where the Audit Committee’s pre-approval of such services is not covered by one of those approvals, the chairman of the Audit Committee or a designated member of the Audit Committee has the delegated authority to pre-approve the provision of services, which pre-approvals are then communicated to the full Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting to respond to appropriate questions, and will have an opportunity to make a statement if they desire to do so.

Proposal 3 — Advisory Vote on Named Executive Officer Compensation

In this proposal 3, in accordance with recently adopted Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking stockholders to approve, on an advisory basis, the compensation of Dell’s named executive officers as disclosed in this proxy statement.

The Board of Directors recommends that stockholders vote “FOR” approval of Dell’s compensation of its named executive officers as disclosed in this proxy statement.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote.

As described below under “Executive Compensation” in the “Compensation Discussion and Analysis” section of this proxy statement, the Leadership Development and Compensation Committee has structured Dell’s executive compensation program to emphasize long-term, performance-dependent pay to motivate and reward long-term value creation for Dell’s stockholders. Dell’s executive compensation program has a number of features designed to ensure adherence to the company’s pay-for-performance philosophy.

The Board urges stockholders to read the “Compensation Discussion and Analysis” section below, which describes in detail how Dell’s executive compensation practices operate and are designed to achieve Dell’s core executive compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Executive Compensation” below, which provide detailed information about the compensation of our named executive officers. The Leadership Development and Compensation Committee and the Board of Directors believe that the compensation practices described in “Compensation Discussion and Analysis” are effective in achieving Dell’s core executive compensation objectives and that the compensation of our named executive officers as disclosed in this proxy statement reflects and supports the appropriateness of Dell’s executive compensation philosophy and practices.

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, Dell is asking stockholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

A vote on this resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors or Dell. Although the vote is non-binding, the Leadership Development and Compensation Committee will review and consider the voting results when evaluating the compensation program for Dell’s named executive officers.

Proposal 4 — Advisory Vote on Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation

In proposal 3 above, the Board of Directors is asking stockholders to vote, on an advisory basis, to approve the compensation of Dell’s named executive officers as disclosed in this proxy statement. Dell is required under recently adopted Section 14A of the Exchange Act and the SEC’s rules thereunder to provide this type of advisory “say-on-pay” vote at least once every 3 years. In accordance with these requirements, the Board of Directors is asking stockholders in this proposal 4 to vote, on an advisory basis, on whether future advisory votes on named executive officer compensation should occur every 1 year, every 2 years or every 3 years.

The Board of Directors recommends that stockholders vote “FOR” every 1 YEAR as the frequency with which Dell should hold a stockholder advisory vote to approve the compensation of its named executive officers as disclosed in the company’s annual proxy statement.

After careful consideration, the Board of Directors has determined to recommend that future advisory votes on named executive officer compensation occur every 1 year (annually). Although Dell’s executive compensation program is designed to promote a long-term connection between pay and performance, the company’s executive compensation disclosures are made annually. The Board has considered that an advisory vote on named executive officer compensation annually will allow stockholders to provide more immediate feedback on Dell’s compensation philosophy, objectives and practices as disclosed in the company’s annual proxy statement.

Stockholders are not voting in this proposal to approve or disapprove the Board’s recommendation. Stockholders will be able to specify one of the following four choices for this proposal on the proxy card or voting instruction form:

•	a “say-on-pay” advisory vote every 1 year;
•	a “say-on-pay” advisory vote every 2 years;
•	a “say-on-pay” advisory vote every 3 years; or
•	abstention from voting.

Generally, a proposal presented to stockholders, such as proposal 4, will be approved by the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the proposal. However, because the vote on this proposal is not binding on the Board of Directors or Dell, if none of the frequency options — every 1 year, every 2 years or every 3 years — receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by the stockholders. Although this vote is not binding on it, the Board will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on named executive officer compensation will be included in the company’s annual proxy statement.

Stockholder Proposal 1 — Independent Chairman

The American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street N.W., Washington, DC 20036, (the “AFSCME Pension Plan”), which represents that it is the beneficial owner of 54,808 Dell shares, has requested that the company present for stockholder vote at the annual meeting a proposal for the Board to adopt a policy that the Board’s Chairman be an independent director. The proposal, along with the AFSCME Pension Plan’s supporting statement, is included verbatim below.

For the reasons set forth following the proposal and supporting statement, the Board of Directors disagrees with the AFSCME Pension Plan’s proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” the AFSCME Pension Plan’s proposal.

Approval of the AFSCME Pension Plan’s proposal requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The AFSCME Pension Plan’s Proposal and Supporting Statement

RESOLVED: That stockholders of Dell Inc. (“Dell” or the “Company”) ask the Board of Directors to adopt a policy that the Board’s Chairman be an independent director according to the definition set forth in the NASDAQ listing standards, unless Dell stock ceases to be listed there and is listed on another exchange, at which point, that exchange’s standard of independence should apply. If the Board determines that a Chairman who was independent when he or she was selected is no longer independent, the Board shall promptly select a new Chairman who satisfies this independence requirement. Compliance with this requirement may be excused if no director who qualifies as independent is elected by shareholders or if no independent director is willing to serve as Chairman. This independence requirement shall apply prospectively so as not to violate any Company contractual obligation at the time this resolution is adopted.

Supporting Statement

Dell’s CEO Michael Dell also serves as chairman of the Company’s board of directors. In our view, an independent board chair provides a better balance of power between the CEO and the board and supports strong, independent board leadership and functioning. The primary duty of a board of directors is to oversee the management of a company on behalf of its shareowners. But if a CEO also serves as chair, we believe this presents a conflict of interest that can result in excessive management influence on the board and weaken the board’s oversight of management.

In March 2009, the Chairmen’s Forum, a group of more than 50 current and former board chairmen, directors, chief executives, investors and governance experts hosted by Yale’s Millstein Center, endorsed the voluntary adoption of independent, non-executive chairmen of the board, finding that ‘‘[t]he independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical step in the development of an independent board.” (Chairing the Board: The Case for Independent Leadership in Corporate North America, Yale Millstein Center, 2009).

An independent chairman is standard best practice at companies in the United Kingdom, Australia, Brazil, Canada, Germany, the Netherlands, and South Africa (McKinsey Quarterly 2004 Number 2, p. 44). We believe independent board leadership would be particularly constructive at Dell, where last year our company paid $100 million and Mr. Dell paid $4 million to settle SEC charges for alleged disclosure and accounting violations. A Forbes article on the case noted “the alleged rouge employees included the chairman of the board, the CEO and the CFO... As described by the SEC, Dell’s actions were failures of strategy, ethics and leadership resulting from slick behavior, questionable board oversight, a lack of robust accounting oversight, and absence of meaningful penalties by the capital markets regulatory system.” (Edward Hess, “Stark Lessons from the Dell Fraud Case,” Forbes, October 13, 2010.)

We urge support for this proposal.

Dell’s Statement in Opposition

Dell does not have a policy that dictates whether the position of Board Chairman and CEO should be separate or combined. Instead, the Board selects Dell’s Chairman by considering the best interests of Dell and its stockholders.

At this time, and after careful consideration, the Board believes those interests are best served by having Dell’s CEO also serve as Chairman of the Board. The Board believes this approach strikes the appropriate balance between the benefits of having Michael Dell serve as both Chairman and CEO with the need for independent and effective Board oversight.

Combining the roles of Chairman and CEO offers several distinct benefits. This approach offers unified leadership and direction. It provides stability and consistency within the company. Moreover, it avoids potential confusion regarding leadership roles and prevents inefficient duplication of efforts resulting from separation of the two roles. It allows the company to speak with one voice and facilitates efficient coordination of Board action. Beyond these general benefits of a combined Chairman and CEO, having Michael Dell specifically serve in both these capacities provides additional benefits to the company. As the founder of the company, Mr. Dell’s record of innovation, achievement and leadership is self-evident. In addition, Mr. Dell is able to share his unique, in-depth knowledge of the company and its competitive challenges with the Board, and his significant stockholdings in the company provide unparalleled alignment with the interests of his fellow stockholders.

The Board also believes that the interests of stockholders are best served when the Board’s independent members are fully involved in the company’s operations and provide independent oversight of management. However, the Board does not consider that requiring the Chairman to be an independent director is necessary to accomplish this goal. Rather, independent oversight at Dell is achieved through the composition of the Board and through Dell’s corporate governance policies and processes. The Board is composed of independent, active and effective directors who are critical thinkers and have a wide range of relevant expertise. Eight of the ten Dell Board members standing for election at the annual meeting are independent, as are all members of the Board committees, including the Leadership Development and Compensation Committee, which regularly reviews the performance of the CEO. Dell has robust governance policies and processes in place to further ensure effective oversight, including those discussed above under “Corporate Governance — Board Leadership Structure.” Among the most notable of these policies is the requirement for an independent Lead Director invested with broad powers to lead an independent board in overseeing management and mitigating any potential conflicts of interest that might arise from combining the roles of Chairman and CEO.

Even if the Chairman and CEO positions were currently split, the Board does not believe the proposed policy would be in the best interests of stockholders because it would mandate separation of the two roles for all future periods. This would deprive the Board of valuable flexibility to make governance changes as necessary and would fundamentally handicap its ability to organize its governance functions as circumstances require. The current leadership structure provides valuable benefits to the company while the composition of the Board and its effective governance structures ensure independent oversight of management. In contrast, the proposal would impose a structure on the Board that would deprive the company of the flexibility to structure itself in a manner that reflects its needs and the abilities of its Board members and that effectively serves stockholder interests.

For these reasons, the Board urges Dell stockholders to vote “AGAINST” the AFSCME Pension Plan’s proposal regarding the company’s adoption of a policy requiring the Board’s Chairman to be an independent director.

Stockholder Proposal 2 — Stockholder Action By Written Consent

James McRitchie, 9295 Yorkship Court Elk Grove, California 05758, who represents he is a beneficial owner of no less than 200 Dell shares, has requested that the company present for stockholder approval at the annual meeting a proposal requesting Dell’s Board of Directors to undertake such steps as may be necessary to permit the company’s stockholders to act by written consent instead of at a meeting of stockholders. The proposal, along with Mr. McRitchie’s supporting statement, is included verbatim below.

For the reasons set forth following the proposal and supporting statement, the Board of Directors disagrees with Mr. McRitchie’s proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” Mr. McRitchie’s proposal.

Approval of Mr. McRitchie’s proposal requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Mr. McRitchie’s Proposal and Supporting Statement

Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law). This includes written consent regarding issues that our board is not in favor of.

This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported governance status:

The Corporate Library www.thecoporatelibrary.com, as an independent investment research firm, said Peter Altabef was paid $17 million. Two of the four members of our Executive Pay Committee attracted our highest negative votes, William Gray and Samuel Nunn. William Gray was also marked as a “Flagged (Problem) director” by The Corporate Library because he was a director at Visteon which went bankrupt. Mr. Gray was also allowed to be on our Nomination Committee.

Mr. Gray and Mr. Nunn each served on 4 boards — overextension concern. Four directors had 13 to 26 year long-tenure — independence concern. Another independence concern was that two directors were inside-related. And two directors owned zero stock — no skin in the game concern. Plus we did not have an independent chairman or the ability for 10% of shareholders to call a special meeting.

Please encourage our board to respond positively to this proposal to support improved corporate governance and financial performance: Shareholder Action by Written Consent — Yes on Stockholder Proposal 2.

Dell’s Statement in Opposition

Dell’s Certificate of Incorporation and Bylaws prohibit the company’s stockholders from taking action by written consent instead of at a meeting of stockholders. This proposal to permit stockholder action by written consent is not in the best interest of Dell or its stockholders. Permitting stockholders to act by written consent may hurt stockholder interests by disenfranchising certain stockholders, circumventing protections and advantages provided by stockholder meetings, wasting company resources and confusing stockholders.

Action by written consent does not require input from, or even communication to, all stockholders, and as a result, it disenfranchises all of those stockholders who do not have the opportunity to participate in the written consent. Instead, action by written consent would allow stockholders holding a majority of outstanding shares to take an action, including significant actions such as agreeing to sell the company, without a vote or any other input from other stockholders. In fact, such an action could be finalized before other stockholders were even aware of it, much less before they were offered an opportunity to consent or object. This risk of disenfranchisement is even more serious when considering the possible context under which it could occur. Action at a stockholder meeting requires that a proposing stockholder hold the shares for at least one year before making a proposal, and affords all shareholders an equal opportunity to review, consider, and vote on such a proposal. In contrast, action by written consent allows opportunistic market participants who hold (or borrow) shares for only a short period of time to determine the outcome on a particular issue, and to do so without any notice to long-term investors. Moreover, such activity can be directed at very short-term speculation in stock prices which could be at odds with long-term, sustainable company success.

In addition, the requirement for corporate action through votes at stockholder meetings provides protections and advantages not offered by an action by written consent. Information regarding proposed stockholder actions at stockholder meetings is widely disseminated through the required proxy statement. Proxy statements must include certain information on proposed actions, including information from both sides on proposals that management considers not to be in the best interests of the company. In addition, a meeting provides a stockholder with an opportunity to discuss concerns with other stockholders, with the Board and with management. The process of voting in stockholder meetings provides for transparent, public, and deliberate consideration of issues facing the company and ensures that stockholders have sufficient information and time to weigh the arguments presented by all sides. In contrast, action by written consent does not guarantee any of these protections and advantages.

Action by written consent can also waste company resources and result in stockholder confusion. The proposal would allow stockholders to solicit written consents as frequently as desired and regardless how small their holdings of Dell shares are. If a proposed action is not in the best interests of the company, because it reflects a narrow self-interest or otherwise, the company could end up spending valuable resources tracking and defending against such an action. Moreover, multiple groups of stockholders would be able to solicit written consents, some of which may be duplicative or conflicting. This could only lead to confusion for stockholders and a chaotic state of affairs for the company.

Besides not being in the best interests of the company or its stockholders, permitting stockholder action by written consent is unnecessary to achieve the proponent’s objective as discussed in the supporting statement, of providing a means for stockholders to raise important matters outside the normal annual meeting cycle. There is no need for stockholders to act by written consent to raise such matters. The company welcomes and encourages stockholders to communicate with it at all times and has several mechanisms already in place, including those described in “Corporate Governance — Communications with Directors,” to facilitate a dialog with the Board and any of its members. In addition, communications are similarly always welcome through the company’s Investor Relations Department via phone, e-mail or its website.

Moreover, stockholder action by written consent is not necessary to ensure that the Board is accountable to stockholders in considering potential transactions that might result in a change of control of Dell. The company has adopted a majority voting standard for the election of directors, and requires that each director be elected on an annual basis. In addition, the company has eliminated supermajority voting provisions from its Certificate of Incorporation and Bylaws and it does not have a stockholder rights plan in place. As a result of the company’s current structure and practices with regard to these matters, permitting stockholder action by written consent will not enhance the ability of stockholders to participate effectively in Dell’s corporate governance.

For these reasons, the Board urges Dell stockholders to vote “AGAINST” Mr. McRitchie’s proposal regarding stockholder action by written consent.

Stockholder Proposal 3 — Declaration of Dividends

Ms. Linda Bush, 7927 Escala Drive, Austin, Texas 78735, and Mr. Paul Schwarzbach, 280 Euclid Ave., San Francisco, California 94118 (the “Proponents”), who represent that they individually own at least $2,000 worth of Dell common stock, have requested that the company present for stockholder vote at the annual meeting a proposal that the Board of Directors declare a quarterly dividend. The proposal, along with the Proponents’ supporting statement, is included verbatim below.

For the reasons set forth following the proposal and supporting statement, the Board of Directors disagrees with the Proponents’ proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” the Proponents’ proposal.

Approval of the Proponents’ proposal requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The Proponents’ Proposal and Supporting Statement

Shareholder resolution: That the Board of Directors declare a quarterly cash dividend.

Supporting statement: We believe that Dell has matured to a point that it is no longer a high-growth company requiring growth capital in lieu of dividends, and its cash generation and holdings are sufficient to justify payment of a cash dividend. We further believe a cash dividend is in the best interest of long term share owners due to the following attributes:

Tangible value: Dell Owners would receive cash, without transaction costs at favorable US income tax rates, and would not be obligated to sell shares to realize cash;

Consistency: return of value to owners via quarterly cash dividends is dependably regular, and less subject to vagaries of share repurchase programs;

Owner flexibility: owners get the flexibility to reinvest dividend proceeds for increased ownership, or use cash for alternative uses;

Owner focused: dividend proceeds accrue to long term owners and do not necessitate selling shares to obtain cash as repurchase programs do.

Dell has consistently argued that share repurchases are superior to dividends. We refute this argument for the following reasons.

No apparent benefit to share owners from past repurchase program: In the 10 fiscal years 2001-2010, Dell spent $31.4 billion repurchasing 1.0 billion shares (average $31.36 per share), which reduced diluted shares outstanding 28%. Yet Dell’s 12/31/2010 share price was $13.55 and its market value was $26.4 billion. Over 10 years Dell has repurchased more than 100% of the company’s recent market value, at share prices more than 130% higher than recent levels. We see no apparent value to long-term owners from historic share repurchases (perhaps sellers at $31.36 did benefit). Conversely, a cash dividend accrues income to long term owners. Irrespective of share price movement.

Share repurchase program too inconsistent and subject to short term biases: In the past, Dell argued that share repurchases offer superior flexibility to shareholders wishing to convert shares into cash. However, Dell has not consistently repurchased shares. Negligible shares were purchased in fiscal 2010 and calendar 2007, despite share prices persisting far below levels of previous repurchases. In fact, payment of a quarterly dividend provides much greater consistency and flexibility to shareholders.

Dividends reduce subjectivity for use of cash: Dell has previously (2006 and 2007) stated foregoing a dividend enabled “reinvestment for growth.” Yet some of the aforementioned investments (e.g., Lodz, Poland facility) have subsequently been shuttered without contribution to growth. More recently Dell emphasized the need for spending on acquisitions. Yet the historic record of high-technology acquisitions is quite suspect, and Dell risks pursuing expensive acquisitions that will not meet expectations or increase shareholder value. Paying a cash dividend insures some return of value to shareholders and balances the risk that growth oriented cash uses will disappoint.

In recent years many respected technology companies embraced dividends, including Intel, Microsoft, Hewlett Packard, IBM, KLATenco, Qualcomm, Oracle, and Applied Materials. Each did so without abandoning its growth ambitions.

We believe long term Dell shareholders would benefit from the payment of a quarterly cash dividend, and we urge your support of this initiative.

Dell’s Statement in Opposition

Enhancing the return on investment for Dell stockholders is of the utmost importance to Dell’s Board and management. The Board does not believe that, at the current time, return on investment can best be enhanced by paying quarterly dividends. Instead the Board considers that this objective can currently best be served by continuing to use the company’s cash flow to reinvest in growth and to return capital to stockholders and manage dilution through a stock repurchase program. The Board also believes that maintaining a strong liquidity position is in the stockholders’ best interests, as the company continually seeks to balance the cash needs of its business with the desire to return capital to stockholders.

Reinvestment in Growth — Dell’s current strategy involves investment in organic growth and supplementing organic growth with a disciplined acquisition program targeting businesses that will expand Dell’s portfolio of enterprise solutions offerings. Consistent with this strategy, Dell followed its acquisition of Perot Systems Corporation in late Fiscal 2010 with a number of other acquisitions throughout Fiscal 2011 that extended Dell’s core capabilities in a variety of enterprise solutions offerings. Dell has been able to fund these acquisitions out of operating cash flows because of the Board’s policy of maintaining flexibility in the way the company deploys its available cash.

Return of Capital and Management of Dilution — Since 1996, Dell has had an active stock repurchase program, the objectives of which have been to distribute cash to stockholders and to manage dilution resulting from shares issued under its equity compensation plans. As of the end of Fiscal 2011, Dell had cumulatively repurchased 1.862 billion shares of common stock for an aggregate cost of $36.3 billion. The program as currently approved by the Board authorizes the expenditure of up to an additional $3.7 billion on share repurchases.

The Board believes that Dell’s stock repurchase program is an effective way of returning cash to stockholders and offers several distinct advantages over the payment of dividends, including the following:

•	Share repurchases enable the reduction or elimination of dilution, whereas dividends have no effect on the number of shares outstanding. Since Fiscal 2001, Dell’s share repurchases have resulted in a 28.8% reduction in weighted average shares outstanding, with a corresponding increase in earnings per share.
•	With a stock repurchase program, the Board retains more flexibility to balance the return of capital to stockholders with other business objectives and needs by constantly adjusting the amount of repurchases to respond to liquidity needs and the economic environment in general. Dividends tend to become fixed expectations, giving the Board little practical ability to respond to differing environments.

•	A stock repurchase program gives stockholders the flexibility to determine when they want to convert all or a portion of their investment to cash. With dividends, which are paid to all stockholders, the amount and timing of the dividend is specified by the Board.

For these reasons, the Board and management believe that the company should continue to return capital to Dell’s stockholders through share repurchases rather than dividends.

Dividend Consideration — Under Delaware law, the declaration and payment of dividends is within the discretion of the Board, whose members are elected by the stockholders to exercise sound business judgment in deciding such matters. As a part of its fiduciary duties, the Board regularly evaluates whether we should pay a dividend. In making that decision, the Board has considered, and will continue to consider, a variety of factors in an effort to balance the anticipated needs of the company for liquidity, the ability of the company to generate earnings and cash flow, and the most effective means to enhance stockholder value.

The Board has determined that, at present, it is in the best interests of the company and its stockholders to continue to use Dell’s cash flow to reinvest in growth and to return capital to stockholders and manage dilution through the stock repurchase program. The Board continues, however, actively to review how to deploy the company’s available cash, including the possibility of paying cash dividends in the future.

Ms. Bush submitted the same proposal for stockholder vote at Dell’s 2006 and 2007 annual meetings. At each such meeting, the proposal received the affirmative vote of less than 7% of the votes cast.

For these reasons, the Board urges Dell stockholders to vote “AGAINST” the Proponents’ proposal regarding the declaration of a dividend.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of Dell’s compensation philosophy, its core principles and its arrangements with the executive officers identified in the Summary Compensation Table, who are referred to as the “Named Executive Officers.”

Dell’s compensation program is designed to attract the best people from a competitive industry and provide differentiated compensation based on performance in order to create a culture of meritocracy. Consequently, Dell believes that emphasis on long-term, performance-dependent pay motivates and rewards long-term value creation for Dell’s stockholders. Dell uses its compensation program to manage fixed costs while driving individual and company performance by placing greater emphasis on performance-based variable pay components without encouraging excessive risk taking.

The compensation program for executive officers consists of base salary, annual incentive bonus, long-term incentives, benefits, and limited perquisites. It is designed to attract, reward, motivate, and retain high-quality talent and to provide appropriate cash and equity-based incentives for achieving Dell’s financial goals and strategic objectives. A substantial portion of executive officers’ pay is directly tied to Dell’s performance and, therefore, is at risk.

Executive Summary

Fiscal 2011 Financial Highlights

Dell achieved strong financial results for Fiscal 2011. Total net revenue increased 16% over Fiscal 2010 with increases across all of Dell’s Commercial segments. The recovery in the economy during Fiscal 2011 helped strengthen demand from commercial customers as the corporate refresh cycle continued, particularly for Dell’s Large Enterprise and Small and Medium Business customers. Dell’s profitability improved for each quarter of Fiscal 2011. Enterprise solutions and services revenue for Fiscal 2011 grew 27% over Fiscal 2010. Dell has also improved profitability in its client product business by simplifying its product offerings, optimizing its supply chain, and improving pricing discipline during a favorable component cost environment. The following table summarizes key financial results for Fiscal 2011 as compared to Fiscal 2010 (in millions, except per share data):

	Fiscal 2011	Fiscal 2010	Change

Net revenue	$61,494	$52,902	16%
Operating income	$3,433	$2,172	58%
Net income	$2,635	$1,433	84%
Earnings per share — diluted	$1.35	$0.73	85%
Operating income (non-GAAP)[a]	$4,149	$2,974	40%
Net income (non-GAAP)[a]	$3,106	$2,054	51%
Earnings per share — diluted (non-GAAP)[a]	$1.59	$1.05	51%

a —	This measure is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Summary of Compensation Decisions For Fiscal 2011

•	Chief Executive Officer Compensation: To reward Mr. Dell for his Fiscal 2011 performance, as well as the company’s strong financial results, the Leadership Development and Compensation Committee (the “Committee”) approved bonus payments to Mr. Dell totaling $3,385,000, as well as a grant of 452,899 nonqualified stock options and a grant of 482,936 performance-based restricted stock units (“PBUs”) for Fiscal 2012. As described below, the actual number of PBUs earned will be between 0% to 225% of target based on company performance measured against two metrics including three year cash flow from operations on a per share basis and the three year total shareholder return ranking. Mr. Dell did not receive an increase in base salary or target bonus for Fiscal 2012.

•	Named Executive Officer Merit Increases: For Fiscal 2011, in order to further cost management efforts and as a result of the continued challenging external market conditions, only one Named Executive Officer received a salary increase, which was a result of a significant increase in responsibilities. For Fiscal 2012, all Named Executive Officers, other than Mr. Dell, received salary increases ranging from 2.7% to 7.1% of base salary due to improvements in the economy and the company’s performance, to better align their salaries with the market and peer levels and to address internal equity considerations.

•	Changes to the Incentive Bonus Plan Design: For Fiscal 2011, the Committee adopted several changes to the incentive bonus plan including the additions of a second corporate financial target and a corporate scorecard (“Corporate Scorecard”). Previously the plan’s single corporate financial target was adjusted (non-GAAP) operating income. For Fiscal 2010, the bonus pool funding was 100% dependent on achievement of adjusted operating income targets. For Fiscal 2011, the Committee adopted operating income as a percentage of revenue (“Operating Income Percentage”) as a corporate financial target and added net revenue as a second corporate financial target. Operating Income Percentage is based on non-GAAP operating income. In addition, the Committee added the Corporate Scorecard to emphasize certain financial and non-financial performance objectives by making 25% of the bonus pool funding dependent on achievement of key Corporate Scorecard objectives, with the other 75% of the bonus pool funding dependent on achievement of net revenue and Operating Income Percentage targets.

•	Fiscal 2011 Incentive Bonus Plan Payout: Due to Dell’s strong Fiscal 2011 performance, the Named Executive Officers received above-target bonus payouts under the annual incentive bonus plan. As a result of Dell’s gross revenue and Operating Income Percentage performance exceeding target amounts and the performance on the Corporate Scorecard being slightly below target, the Committee set the corporate bonus modifier at 149% of target.

•	Changes to PBU Design: The performance modifier used for one-third of target granted in Fiscal 2009, 2010 and 2011 was cash flow from operations per share. The Fiscal 2011 PBU grant includes a new metric that compares Dell’s three year total shareholder return (“TSR”) percentile ranking to the TSR ranking of companies included in the S&P North American Technology Sector Composite Index. The new metric was added to better align the interests of Named Executive Officers with the interests of long-term Dell stockholders.

•	Fiscal 2011 PBU Performance: As a result of Dell’s cash flow from operations per share performance exceeding target goals, the Named Executive Officers earned 115% of one-third of their target number of PBUs granted in Fiscal 2009, 2010 and 2011.

•	Peer Benchmarking: The Committee approved the use of a core comparator subset of Dell’s larger peer group for the purpose of evaluating executive officer compensation structure, design, benchmarks, and perquisites. The Committee believed this change was necessary to better align executive officer compensation with market practices.

Link Between Company Performance and CEO Compensation

Over the past five fiscal years, Mr. Dell has not received a salary increase from his Fiscal 2007 salary level. In addition, Mr. Dell has declined a bonus for the past three fiscal years and has declined all equity grants since 2005. Partly as a result of these decisions, Mr. Dell’s total compensation is consistently ranked at or below the 25th percentile as compared to CEO total compensation for the Full Peer Group and the Core Comparator Peer Group (as described below). The Committee took these factors into account, including the fact that Mr. Dell’s request to reduce any bonus for the past three fiscal years would unavoidably exaggerate the year-over-year comparison in the year when the bonus payments resume, as is the case this year. In addition, the Committee takes a long-term view when analyzing CEO pay and company performance. This long-term view is reflected in the graphs below.

The following graphs show the relationship between Mr. Dell’s total compensation and company performance as measured by three key financial metrics, which are considered critical components of both the company’s strategy and the measurement of Mr. Dell’s performance. The company believes that these three metrics — revenue, operating income, and earnings per share — correlate strongly with long-term stockholder value. The following graphs report revenue, operating income and earnings per share on a GAAP basis, and include the impact on the year-over-year trend line of Mr. Dell’s request that he not receive a bonus payment for Fiscal 2008, 2009 and 2010. Because the Committee did not calculate a bonus payout for Mr. Dell for Fiscal 2008, 2009 or 2010, these graphs assume that Mr. Dell would have received a “Target Bonus” (defined below) consistent with the application of the company’s corporate performance modifier for the applicable fiscal year).

“Total Compensation” is the total compensation amount reported for Mr. Dell in the Summary Compensation Table in the company’s prior proxy filings.

“Target Bonus” represents an estimated bonus that Mr. Dell voluntarily declined to receive. The estimated bonus is calculated based on his target bonus (two times base salary) times an estimated personal modifier (100%) times the company’s corporate performance modifier. The company’s corporate modifiers for Fiscal 2008, 2009 and 2010 were 106%, 70% and 70%, respectively. Since the Committee did not calculate a personal modifier for Mr. Dell for Fiscal 2008, 2009 or 2010, the company assumed a 100% personal modifier in calculating the estimated bonus that Mr. Dell voluntarily declined.

Compensation Governance Practices

The Committee seeks to implement and maintain sound compensation governance practices to ensure adherence to our pay-for-performance philosophy while appropriately managing risk and aligning Dell’s compensation programs with long-term stockholder interests. The following governance practices were in effect during Fiscal 2011:

•	The Leadership Development and Compensation Committee is composed entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles.
•	Named Executive Officers do not have change in control protections.
•	Dell offers limited perquisites and tax equalization benefits that are for business-related purposes or offered in connection with Named Executive Officers on an international assignment. Dell does not provide tax gross-ups on perquisites other than certain relocation expenses.
•	Dell does not offer excessive post-employment benefits such as supplemental executive retirement plans, pension plans, split-dollar life insurance or other personal benefits.
•	Dell maintains a compensation recoupment policy applicable to executive officers in the event of a financial restatement that is more stringent than required by current law.
•	Dell prohibits any employee from trading in derivatives of Dell stock or engaging in short selling Dell stock.
•	Dell’s incentive designs include limits on maximum payouts to contain the risk of excessive payouts. Fiscal 2011 annual bonus payouts are capped at 281.25% of target amounts and Fiscal 2011 PBU payouts are capped at 150% of target amounts.
•	The Committee retains discretion to reduce bonus payouts. This discretion enables it to respond to unforeseen events and adjust bonus payouts as appropriate.
•	Dell maintains stock ownership requirements for both executive officers and directors to link their interests with other Dell stockholders.
•	Dell will not reprice underwater stock options without stockholder approval.

Dell Business Strategy

Dell built its reputation as a leading technology provider through listening to customers and developing solutions that meet customer needs. Dell is focused on providing long-term value creation through the delivery of customized solutions that make technology more efficient, more accessible, and easier to use.

Dell will continue to focus on shifting Dell’s portfolio to higher-margin and recurring revenue streams over time, improving its core business, and maintaining a balance of liquidity, profitability, and growth. Dell consistently focuses on generating strong cash flow returns, allowing Dell to expand its capabilities and acquire new ones. Dell seeks to grow revenue over the long term while improving operating income and cash flow. In accordance with Dell’s differentiated view of enterprise solutions, Dell offers its customers open, capable, affordable, and integrated solutions. Dell has three primary components to its strategy:

•	Providing efficient enterprise solutions
•	Creating a flexible value chain and accelerating online leadership
•	Balancing liquidity, profitability, and growth

By successfully executing its strategy and driving greater efficiency and productivity in how Dell operates, Dell believes it can help customers grow and thrive and create long-term value for its stockholders. Fiscal 2012 incentive plans are designed to reward achievement of these same key strategic objectives while continuing to align executive officers with stockholders through a heavy focus on stock-based programs.

Executive Compensation Philosophy and Core Objectives

The Committee is committed to and responsible for designing, implementing and administering a compensation program for executive officers that ensures appropriate linkage between pay, company performance and results for stockholders, all while appropriately balancing risk. The Committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that Dell can attract and retain the best executive talent through adherence to the following core compensation objectives:

•	Providing compensation commensurate with the level of business performance achieved, ranging from above-average overall rewards for performance that exceeds that of peers to below-average compensation for below-average performance
•	Providing a total compensation opportunity that is competitive with similar technology and other large global general industry companies that Dell competes with for talent
•	Managing fixed costs by combining a conservative approach to base salaries and benefits, with a greater focus on performance-dependent short- and long-term incentives
•	Recognizing and rewarding the achievement of corporate, business unit, and individual performance goals
•	Heavily weighting the compensation package towards long-term, performance-dependent incentives to better align the interests of executives with stockholders

Dell’s compensation programs are designed to reward achievement of corporate priorities without establishing incentives that lead to excessive or inappropriate risk taking by employees. The specific principles, components and decisions used in Fiscal 2011 to manage the compensation of executive officers are discussed in more detail below.

Executive Officer Compensation

Process for Evaluating Chairman and Chief Executive Officer Compensation

The Committee discusses and makes all recommendations relating to the compensation of the Chairman and Chief Executive Officer in regular session without the CEO present. In reviewing the compensation of the CEO, the Committee considers the performance of the company and his contribution to that performance. This assessment includes a holistic review of financial metrics such as revenue, operating income performance, earnings per share, and cash flow metrics as well as compensation of peer CEOs and progress against non-financial initiatives such as customer service, share growth, leadership, employee engagement, culture, ethics, and integrity. Based on this review, the Committee makes base salary, bonus, and long-term incentive recommendations subject to approval of the full Board.

Process for Evaluating Executive Officer Compensation (other than the CEO)

Process — When making individual compensation decisions for executive officers, the Committee takes many factors into account, including the performance of the company; the performance of an executive officer’s business unit (if applicable); the recommendation of the CEO; the individual’s performance and experience; the individual’s historical compensation; comparisons to other executive officers (both those of the company and those of the Core Comparator Peer Group, as described below); and any retention concerns.

Compensation Consultants — The charter of the Committee authorizes the Committee to engage independent consultants at any time at the expense of the company. The Committee periodically evaluates the need to engage independent consultants for specific requirements. The Committee did not engage a consultant during Fiscal 2011 for the purpose of advising or recommending the amount or form of director or executive compensation.

Elements of the Total Compensation Package — The key elements of the compensation program for the executive officers are base salary, annual incentive bonus, long-term incentives, benefits and perquisites.

Pay Mix — Because executive officers are in a position to directly influence the overall performance of the company, a significant portion of their compensation is delivered in the form of performance-dependent, short- and long-term incentives. The level of performance-dependent pay varies for each executive based on level of responsibility, market practices, and internal equity considerations. Dell does not target a fixed mix of pay for individual executive positions, but instead strives to maintain each pay element in its targeted competitive range as described in the “Market Positioning” section below.

Competitive Market Assessment — The Committee annually reviews market compensation levels for executive officers at similar technology and other large global general industry companies to determine whether the compensation components for Dell’s executive officers remain in the targeted ranges described below under “Market Positioning.” Management collects and presents to the Committee compensation data for the executive officers from a list of targeted comparable companies as well as data for executive officers from published compensation surveys. These compensation surveys include data on technology and general industry pay practices for executive positions at companies similar in size and complexity to Dell. The compensation assessment includes an evaluation of base salary, target annual incentive opportunities, and long-term incentive grant values for each of the executive officer positions relative to similar positions in the market.

The Committee uses a peer group (the “Full Peer Group”) and a core comparator subset of the Full Peer Group (the “Core Comparator Peer Group,” in bold in the table below) as a reference basis for market compensation practices. The Committee uses the Full Peer Group to evaluate director compensation and benefits, non-executive benefits, share usage/dilution and to benchmark corporate governance practices The Committee uses the Core Comparator Peer Group to evaluate executive officer compensation, benefits and perquisites. The Full Peer Group is composed of companies with which Dell competes for talent and companies similar in size, product mix and business results. The Committee reviews and approves the Full Peer Group annually using an assessment of sales volumes, market capitalization, number of employees, product mix and business results. Companies in the Core Comparator Peer Group are selected based on an assessment of revenue, industry and position as a market leader or competitor. At the time of the peer group analysis, the median annual revenue for the Full Peer Group was $41 billion and the median market capitalization was $82 billion. The Full Peer Group consists of the following 26 companiesa:

• Accenture plc	• Intel Corp.
• Adobe Systems Incorporated	• International Business Machines Corp.
• Apple Inc.	• Johnson & Johnson
• Best Buy Co., Inc.	• Microsoft Corp.
• Boeing Company	• Motorola, Inc.
• Cisco Systems Inc.	• Oracle Corp.
• Computer Sciences Corp.	• Procter & Gamble Co.
• EMC Corp.	• Target Corporation
• General Electric Company	• Texas Instruments Inc.
• Google Inc.[b]	• United Technologies Corp.
• Hewlett-Packard Co.	• Verizon Communications Inc.
• Home Depot Inc.	• Wal-Mart Stores Inc.
• Honeywell International Inc.	• Xerox Corporation

a —	Applied Materials ceased to be part of the Full Peer Group for Fiscal 2011 as a result of changes in its revenue and net income performance.

b —	This company was added to both peer groups during Fiscal 2011 on the basis of the selection criteria described above.

Market Positioning — The Committee targets base salary and benefits at the median of the Core Comparator Peer Group and targets variable compensation opportunity (annual incentives and long-term incentives) at the 75th percentile of the Core Comparator Peer Group for each component. The Committee targets the 75th percentile of the Core Comparator Peer Group because it believes that:

•	The performance goals it establishes are aggressive and are significant challenges for management;
•	The 75th percentile opportunity level is justified because of the relative weighting of incentive or performance-based compensation to fixed compensation;
•	Above-average variable pay positioning attracts and retains the best executive talent in a highly competitive market; and
•	Placing a higher emphasis on variable compensation controls fixed costs associated with base salary and benefits while simultaneously rewarding high performance and meeting Dell’s recruitment and retention objectives.

The actual target total compensation for each individual executive may be higher or lower than the targeted market position for each compensation component based on individual skills, experience, contributions, performance, internal equity, overall responsibility for company performance, or other factors that the Committee may take into account that are relevant to the individual executive. In addition, actual compensation results may be higher or lower than target based on corporate, business unit, and individual performance.

Individual Compensation Components

Base Salary

Design — Dell’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive officers needed to run the business. Base salaries generally are targeted at median levels of the Core Comparator Peer Group, although each executive officer may have a base salary above or below the median of the market based on the Committee’s judgment with respect to each executive officer’s responsibility, performance, experience, retention concerns, historical compensation or internal equity considerations. In Fiscal 2011, the Named Executive

Officer base salaries ranged from $550,000 to $950,000. During Fiscal 2011, the Committee carefully considered the input and recommendations of Mr. Dell as CEO when evaluating factors relative to the other executive officers in order to approve salary adjustments.

Results — Most executive officer base salaries are slightly below the market median of Dell’s Core Comparator Peer Group. To further cost management efforts and reflective of the continued challenging external market conditions, only one Named Executive Officer received a salary increase for Fiscal 2011, which was a result of a significant increase in responsibilities.

The table below summarizes the base salaries and percentage of base salary increase for the Named Executive Officers in Fiscal 2010, 2011 and 2012. Due to timing of the pay increases and other payroll processes, the actual base salaries paid in a fiscal year can vary from those shown in the table. Information on amounts actually earned by the Named Executive Officers in Fiscal 2009, 2010 and 2011 can be found in the Summary Compensation Table below.

		Percentage		Percentage
	Fiscal 2010	Salary	Fiscal 2011	Salary	Fiscal 2012
Named Executive	Salary	Increase	Salary	Increase	Salary

Mr. Dell	$950,000	0%	$950,000	0%	$950,000
Mr. Gladden	700,000	0%	700,000	4.29%	730,000
Mr. Bell	720,000	0%	720,000	4.17%	750,000
Mr. Felice	585,000	19.66%	700,000	7.14%	750,000
Mr. Rose	N/A	N/A	550,000	2.73%	565,000

Annual Incentive Bonus

Design — The annual incentive bonus plan is designed to align executive officer pay with short-term financial results that the Committee believes will yield long-term stockholder value. The plan provides a reward based on the achievement of a performance goal of positive consolidated net income and such other standards as the Committee determines to be appropriate.

Annual incentives for Fiscal 2011 were established and paid to executive officers, other than Mr. Rose, under the Executive Annual Incentive Bonus Plan (“EIBP”). The EIBP was designed to qualify as tax-deductible under Section 162(m) of the Internal Revenue Code. To qualify for tax deductibility under Section 162(m), the Board set the maximum payout for each Named Executive Officer for Fiscal 2011 at 0.10% of consolidated net income.

Within the Section 162(m) cap described above, the Committee establishes a target incentive opportunity for each executive officer expressed as a percentage of base salary. These target award opportunities are established based on the competitive market positioning targets described in the “Market Positioning” section above as well as the company’s philosophy of increasing the proportion of pay at risk for those positions with the greatest impact on company results. Mr. Dell, the individual with the greatest overall responsibility for company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his annual cash compensation mix more heavily towards performance-based compensation. For each of the Named Executive Officers other than the CEO, the Committee deemed their potential impact on company results as equally significant. Fiscal 2011 target annual incentives for the Named Executive Officers were as follows:

Target Incentive as a
Named Executive	% of Base Salary

Mr. Dell	200%
Mr. Gladden	100%
Mr. Bell	100%
Mr. Felice	100%
Mr. Rose	100%

To arrive at a potential payout number, the target percentage of salary for each executive officer is multiplied by a formula based on corporate performance, business unit performance (if applicable) and the achievement of individual performance goals. For Mr. Bell and Mr. Felice, business unit performance was also a factor in the determination of bonus payouts. The corporate bonus and business unit bonus formulas are illustrated below. In determining the amount of the actual payout, the Committee may consider the potential payout number produced by the formula and any other factors it deems appropriate.

Corporate Bonus Formulaa

a —	This formula applied to Mr. Dell, Mr. Gladden and Mr. Rose.

Corporate Bonus Formula with Business Unit Modifierb

b —	This formula applied to Mr. Bell and Mr. Felice.

Corporate Financial Performance Targets and the Corporate Scorecard — For Fiscal 2011, the bonus pool funding and the Corporate Performance Modifier were 75% dependent on the achievement of two financial performance targets and 25% dependent on the achievement of the Corporate Scorecard performance objectives.

At the end of the fiscal year, the Committee evaluates company performance against specific corporate financial performance targets set at the beginning of the year and modifies the bonus payout from 0% to 200% of the target (subject to the possible application of the other modifiers included in the formula). For Fiscal 2011, the Committee selected financial performance objectives aimed at driving profitable growth and included net revenue and Operating Income Percentage targets. Net revenue is intended to measure Dell’s revenue growth. Operating Income Percentage, which is non-GAAP financial measure, is included to measure absolute profitability of Dell’s operations. Operating Income Percentage is calculated by using Dell’s externally reported operating income, calculated on a GAAP basis, as adjusted to exclude costs relating to the amortization of purchased intangibles, acquisitions, severance and facility actions, stock option accelerated vesting charges and other fees and settlements. The weighting of bonus performance goals was designed to provide significant incentive to drive growth once acceptable operating income goals were achieved. These bonus metrics were based on the company’s internal and relative performance goals, as follows:

	Threshold	Target	Maximum

Net Revenue	$49.1 billion	$58.4 billion	$63.1 billion
Operating Income Margin	4.7%	5.8%	7.0%
Corresponding Funding Level	50%	100%	200%

At the beginning of the fiscal year, Mr. Dell and Mr. Gladden, with input from the Committee, establish the Corporate Scorecard containing several key financial and non-financial objectives relating to our “Best Value Solutions” initiative, our “Client Reinvention” initiative, Dell’s “eDell” initiative and customer experience. These objectives are critical to the successful transformation of Dell as it moves from being a company that redefined value and expanded access to computing products to being a company that is revolutionizing the way technology works for people and organizations. “Best Value Solutions” is the initiative directed at creating, offering and selling best-in-class technology solutions that are open, capable, and affordable. “Client Reinvention” is the initiative directed at making Dell’s business less complex and more adaptable in ways that customers value, and revolutionizing how IT products are developed, produced, delivered, serviced, and recycled. “eDell” is the initiative directed at building Dell’s online heritage, strength, and global presence to deliver rich customized relationships, solutions and social experiences that distinguish Dell from other companies. Customer experience is about putting the customer first, offering a rewarding experience, and building customer loyalty. The evaluation criteria for each objective are noted in the following table:

Objective	Evaluation Criteria

Best Value Solutions	• New solutions launched and sold
• Sales force capability to sell solutions
• Improvement in overall Fiscal Year 2011 enterprise revenue and margin
• Sufficiency of committed business plans for Fiscal Year 2012 revenue and margin targets
Client Reinvention	• Dell client unit growth versus the market
• Client profitability growth relative to client revenue growth
eDell	• Platform performance and stability
• Capability launches on time, on ramp plan[a]
• Online pen rate and conversion ratio[b]
Customer Experience	• Improvement in net promoter score[c]

a —	Number of discrete deliverables that launched on-time.

b —	Percentage of orders on-line, and percentage of site visits to dell.com that were converted to an order.

c —	NPS is a loyalty metric where Dell asks customers how likely is it that they would recommend Dell to a friend or colleague. Dell then classifies customers as promoters, passives, or detractors. NPS is calculated by subtracting the percentage of detractors from the percentage of promoters.

At the end of the fiscal year, Mr. Dell and Mr. Gladden, with input from the Committee, rate performance for each objective on a scale of one (worst) to five (best). The objectives are equally weighted and the scores for each objective are averaged and 25% of the bonus pool is determined as follows:

Corporate Scorecard
Average Score[a]	Pool Funding

Less than 2	0%
2	75%
3	100%
4	125%
5	150%

a —	Average scores between points shown results in interpolation.

Business Unit Performance — Each of Dell’s business units, which generally align with Dell’s operating segments and the Services organization, was assigned a performance scorecard with goals relating to business unit revenue, adjusted operating income, cash flow contribution, relative unit growth (based on IDC data), net promoter score, integration execution, revenue backlog, and enterprise product revenue goals, if applicable. The Committee approved each business unit’s scorecard metrics and corresponding goals to reflect the role that such unit was expected to play in contributing to overall Dell results for Fiscal 2011, although there were not specific weightings associated with these measures. The plan is designed such that the overall bonus pool is funded based on corporate Operating Income Percentage, net revenue, and Corporate Scorecard performance. This pool is allocated across business units based on relative performance against business unit performance scorecard goals. The Committee believes that the performance targets are challenging based on Dell’s historical performance and industry and market conditions. The performance targets were positioned to be aggressive and the probability of achieving these targets was substantially uncertain at the time the targets were set. The chart below represents each business unit’s performance scorecard and the applicable goals for Fiscal 2011.

		Adjusted	Enterprise/
		Operating	Services	Cash Flow		Relative	Revenue	Integration
Business Unit	Revenue	Income	Revenue	Contribution	NPS	Growth	Backlog	Execution

Large Enterprise	X	X	X	X	X			X
Public	X	X	X	X	X			X
Consumer, Small and Medium Business	X	X	X	X	X
Services	X	X	X			X	X	X

Individual Performance — The Committee, with input from Mr. Dell, evaluates individual performance for the company’s executive officers using a mix of objective and subjective performance criteria, established at the beginning of the fiscal year. For Fiscal 2011, the following criteria were included:

•	Achieving financial targets for the business unit
•	Cost management
•	Strategic and transformational objectives related to each executive officer’s function or business unit
•	Leadership, including manager effectiveness, employee satisfaction and diversity
•	Ethics and compliance
•	Brand health and momentum scores
•	Measurement against net promoter score goals

The Committee does not place specific weightings on the considered objectives noted above but assigns a subjective individual performance modifier ranging from 0% to 150% of the bonus award based on a holistic and subjective assessment of each individual executive officer’s performance against these criteria. To the extent an individual meets these objectives, a modifier of 100% is assigned. As performance deviates from this level, payouts vary above or below the 100% modifier subject to the 150% maximum. The Committee believes that the achievement of these performance objectives will correspond to meaningful improvements for the organization and, therefore, are reasonably difficult to attain.

Results — For Fiscal 2011, Dell achieved non-GAAP Operating Income Percentage of net revenue of 6.7% and net revenue of $61.5 billion, which fell between the target and maximum performance objectives established for the year and resulted in a financial performance funding modifier of 166%. Non-GAAP operating income is calculated in the manner described above. The average overall score on the Corporate Scorecard of 2.9 fell slightly below the target performance objectives established for the year, resulting in a Corporate Scorecard modifier of 97%. Based on this level of performance for both the corporate financial performance and the Corporate Scorecard performance, the Committee approved a corporate bonus modifier of 149%, which includes a 10% high-performer pool. The purpose of the 10% high-performer pool is to fund additional bonus payouts to high performers and ensure strong individual modifier differentiation between high performers and moderate performers. Based on an assessment of business unit performance against business scorecards, Mr. Dell, with input from the Committee, approved funding modifiers ranging from 142% to 164% of target for each business unit. Total payouts for each business unit under each applicable business unit modifier corresponded to the total aggregate payouts under the overall approved corporate funding modifier of 149%.

In evaluating Mr. Dell’s bonus payout for Fiscal 2011, the Committee determined that setting Mr. Dell’s bonus at the maximum payout as set forth in the EIBP at 0.10% of consolidated net income did not accurately reflect Mr. Dell’s strong performance for the year. Based on Mr. Dell’s leadership and performance for the year reflective in Dell’s strong financial results and the significant progress made towards Dell’s strategic transformation, the Committee awarded Mr. Dell a 120% individual modifier, which resulted in Mr. Dell receiving the maximum payout under the EIBP of $2,635,000 and an additional discretionary bonus payment of $750,000. The Committee noted the following individual performance highlights for Mr. Dell:

•	Strong operating performance, as the company exceeded goals for all key financial metrics such as revenue, operating income, cash flow, and earnings per share.
•	Continued improvements in customer experience as evidenced by exceeding net promoter score goals.
•	Strong progress in the company’s investment in Best Value Solutions, Client Reinvention and eDell.

Individual modifiers and bonus amounts for the eligible Named Executive Officers are described below.

			Business Unit
Named Executive	Individual Modifier	Company Modifier	Modifier	Bonus Payout

Mr. Dell	120%	149%	N/A	$3,385,000
Mr. Gladden	120%	149%	N/A	1,251,600
Mr. Bell	110%	149%	149%	1,180,080
Mr. Felice	120%	149%	149%	1,227,875
Mr. Rose	100%	149%	N/A	646,144

Long-Term Incentives

Design — Long-term incentive opportunities are the most significant element of total executive officer compensation. These incentives are designed to motivate executive officers to make decisions in support of long-term company financial interests while also serving as the primary tool for attraction and retention. Long-term incentive awards are delivered through a variety of stock and cash vehicles, described below, intended to meet these objectives.

•	Stock options
•	Performance-based restricted stock units
•	Restricted stock units (“RSUs”)
•	Long-term cash awards

Stock options align the interests of the executive officers with those of the stockholders by providing a return only if Dell’s stock price appreciates. PBUs are designed to reward participants for the achievement of financial objectives over the long term. PBUs are denominated in full shares of Dell’s common stock and thus the amount earned is also dependent on Dell’s stock price over the performance period.

Dell typically grants RSUs as part of executive new-hire packages in order to buy out the approximate value of unvested long-term incentives at a previous employer.

Long-term cash awards may be granted to deliver a fixed amount of compensation to replace long-term incentives or pension values foregone by executives when they join Dell. These awards have also been used periodically as an additional retention tool to retain key individuals, including executive officers.

Dell currently maintains the following process relating to the granting of equity awards:

•	Options are granted at the closing price of Dell’s common stock on the date of grant
•	All equity grants to executive officers require the approval of the Committee
•	In general, awards pursuant to Dell’s annual long-term incentive grant process are made on predetermined Board meeting dates, and new hire grants are made on the 15th day of the month following the month an individual commences employment
•	Dell does not backdate options or grant options or other equity awards retroactively
•	Dell does not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information

Fiscal 2011 Long-Term Incentive Awards — In awarding long-term incentives, the Committee considers level of responsibility, prior experience and achievement of individual performance criteria, as well as the compensation practices of the Core Comparator Peer Group of companies. In addition, the Committee also considers past grants of long-term incentive awards, as well as current equity holdings. The objective is to provide executive officers with above-average long-term incentive award opportunities targeted at the 75th percentile of the Core Comparator Peer Group for on-going, annual awards. The long-term incentive program is designed to create significant upside potential as well as exposure to downside risk by tying gains in award values to stockholder returns in excess of industry norms, and losses in award values to stockholder returns below industry norms or the failure to obtain other company goals.

In Fiscal 2011, the Committee established annual long-term equity incentive opportunities for each eligible executive officer in combinations of stock options, PBUs, and RSUs based on their estimated value at grant date. Except for Mr. Rose, who was not yet a Dell employee, and Mr. Dell, the Committee established a mix of Fiscal 2011 Named Executive Officer long-term incentive awards consisting of 50% stock options and 50% PBUs. This mix was considered appropriate to balance the need to retain Named Executive Officers with the need to motivate financial and stock price performance and enhance the Named Executive Officers’ alignment with stockholders.

The executive officer’s individual grant value is determined by taking into consideration market data, individual and Dell performance, internal equity considerations, retention concerns and the expense of the grant. To determine the number of stock options an executive officer receives, the grant value determined by the Committee is divided by the closing price of the common stock on the NASDAQ Stock Market on the date of grant, with the resulting number then multiplied by 2.5, which reflects an estimated Black-Scholes value of the options equal to 40% of the market value of the underlying stock on the date of grant. The stock options vest ratably over three years beginning on the first anniversary of the date of grant. Because the exercise price of the options is equal to the fair market value of Dell’s common stock on the date of grant, these stock options will deliver a reward only if the stock price appreciates from the price on the date the stock options were granted.

The size of PBU grants is based on a target dollar value of the award divided by the stock price on the date of grant. The actual number of shares earned by Named Executive Officers is determined based on company performance measured over three consecutive one-year periods against performance goals determined at the beginning of each one-year performance period. Units earned pursuant to PBU awards granted in Fiscal 2011 vest 100% on the third anniversary of the date of grant.

Attainment of performance goals established for Fiscal 2011 affects one-third of the PBUs granted in March 2008, one-third of the PBUs granted in March 2009, and one-third of the PBUs granted in March 2010. The table below provides threshold, target and maximum performance levels and the percentage of targeted PBUs earned at these levels. The percentage of PBUs earned is prorated within the ranges below based on the performance level.

Performance Goals	Threshold	Target	Maximum

Fiscal 2011 Cash Flow from Operations per Share	$1.02	$1.60	$2.13
Payout Scale (% of Target)	80%	100%	120%

PBUs granted in Fiscal 2011 are also subject to a performance modifier ranging from 75% to 125% of the units earned from the three one-year performance periods based on the company’s three year TSR ranking compared to the TSR ranking of companies included in the S&P North American Technology Sector Composite Index. The table below provides threshold, target and maximum performance levels and percentage of PBUs earned at these levels.

Performance Goals	Threshold	Target	Maximum

Total Shareholder Return Ranking	25th percentile ranking	50th percentile ranking	75th percentile ranking
Payout Scale (% of Units Earned)	75%	100%	125%

The performance metrics for the Fiscal 2011 PBU grant were selected because the Committee views these metrics as the most critical drivers of long-term value creation for Dell stockholders. The Committee also added the three year TSR ranking to add a performance objective that was measured based on Dell’s achievement relative to peers.

Fiscal 2012 Long-Term Incentive Awards — In March 2011, the Committee approved grants to each of the Named Executive Officers, including Mr. Dell, of PBUs and nonqualified stock options. The number of PBUs earned will vary from 0% to 150% of the target award based on performance against a three year cash flow from operations per share goal. After the three year cash flow from operations per share modifier is applied to the target award, the award will be adjusted plus or minus 50% based on achievement against a three year relative TSR ranking, measured based on Dell’s achievement relative to peer companies. All units earned will vest on the third anniversary of the grant date. The nonqualified stock options will continue to vest ratably over three years beginning on the first anniversary of the date of grant. Mr. Dell has not received an equity grant since 2005.

Fiscal 2011 Long-Term Incentive Results — In Fiscal 2011, Dell achieved cash flow from operations per share of $2.0 per share, which resulted in a performance modifier equal to 115% of target, so that 115% of one-third of the target number of PBUs awarded to an executive officer in March 2008 were earned and 115% of one-third of the target number of PBUs awarded to an executive officer in March 2009 and March 2010 were earned based on annual cash flow per shares metrics. Portions of the awards, however, remain subject to performance modifiers relating to cash flow from operations per share from Fiscal 2010 through Fiscal 2012 and a performance modifier relating to three year relative TSR ranking from Fiscal 2011 through 2013, respectively.

2004 Leadership Edge Cash Retention Awards — In March 2004, the Committee implemented the Fiscal 2005 Top Talent Retention Plan, which included long-term cash engagement awards. This plan was intended to retain key succession candidates, recognize and reward sustained high levels of performance, and enhance long-term holding power for top talent. Mr. Felice is the only Named Executive Officer who received an award under this plan. Amounts earned under this plan in Fiscal 2009, 2010 and 2011 are reflected in the Summary Compensation Table below.

2007 Long-Term Cash Engagement Awards — In March 2006, the Committee implemented the 2007 Long-Term Cash Engagement Award Program. All executive officers employed at that time other than Mr. Dell were eligible for cash engagement awards under this program. This program, which provided for cash payments over four years, was intended to better balance Dell’s existing long-term compensation programs between cash and equity awards, and to enhance the overall retention value of the compensation. Mr. Felice and Mr. Bell are the only Named Executive Officers who received awards under this program. Amounts earned under this plan in Fiscal 2009, 2010 and 2011 are reflected in the Summary Compensation Table below.

Other Compensation Components

New Hire Packages — In an effort to build a world-class leadership team, Dell strives to offer competitive new hire packages. Dell considers the following items in developing and recommending executive officer new hire compensation packages to the Committee:

•	Market benchmarks
•	Internal peers’ compensation
•	Value of annual incentive bonus foregone by leaving previous employer
•	Value of unvested long-term incentives, pensions, SERPS, and other compensation elements foregone by leaving the previous employer
•	Desire to align interests with those of Dell’s stockholders

Mr. Rose was the only Named Executive Officer hired during Fiscal 2011. Mr. Rose’s new hire package included a sign-on bonus of $2,250,000 and 495,050 restricted stock units granted on the 15th day of the month following Mr. Rose’s hire date. The restricted stock units granted to Mr. Rose vest ratably over three years beginning on the first anniversary of the date of the awards. Of the restricted stock units, 198,020 represent a standard new hire grant subject to Dell’s standard terms and conditions, and 297,030 represent a special senior executive grant that allows for accelerated vesting due to involuntary termination other than terminations for cause. The special senior executive grant is utilized to compensate Mr. Rose for the value of unvested long-term incentives foregone by leaving his previous employer. Additionally, Mr. Rose’s new hire package allows for him to be reimbursed up to $10,000 for attorneys fees relating to the negotiation of his employment agreement with Dell. Mr. Rose also is eligible to participate in Dell’s executive relocation program, severance, and standard executive benefits and perquisites as described below.

Benefits and Perquisites

Dell executive officers are provided limited benefits and perquisites. While not a significant part of Dell’s executive officer compensation, the Committee believes that limited benefits and perquisites are a typical component of total remuneration for executives in industries similar to Dell’s and that providing such benefits is important to delivering a competitive package to attract and retain executive officers. Specific benefits and perquisites are described below.

Deferred Compensation Plan — Dell maintains a nonqualified deferred compensation plan that is available to all Dell executives. For a description of the terms of this plan, as well as information about the account balances held by each of the Named Executive Officers, see “Other Benefit Plans — Deferred Compensation Plan” below.

Financial Counseling and Tax Preparation Services — Each executive officer is entitled to reimbursement of actual costs, up to $12,500 annually, for financial counseling services (including tax preparation). The Committee approved elimination of this perquisite following the 2011 calendar year.

Annual Physical — Dell pays for a comprehensive annual physical for each executive officer and his or her spouse or domestic partner and reimburses the executive officer’s travel and lodging costs, subject to an annual maximum payment of $5,000 per person.

Technical Support — Dell provides executive officers with computer technical support (personal and business) and, in some cases, certain home network equipment. The incremental cost of providing these services is limited to the cost of hardware provided and is insignificant.

Security — Dell provides executive officers with security services, including alarm installation and monitoring and, in some cases, certain home security upgrades pursuant to the recommendations of an independent security study. Prior to Fiscal 2010, the company provided personal, residential and business related security protection to Mr. Dell. Beginning in Fiscal 2010, the company provides Mr. Dell only with business related security protection.

Relocation Expenses — Dell maintains a general relocation policy under which the company provides reimbursement for certain relocation expenses to new employees and to any employee whose job function requires his or her relocation. Executive officers are eligible to participate in the general program but at higher benefit levels consistent with external market practice. The relocation expenses may include moving expenses, temporary housing expenses, transportation expenses and tax gross-ups on these payments. In limited instances, special provisions (such as shipment of additional household goods) may be made and approved by the CEO if the exception is under $50,000 per employee, per year, or by the Committee if the exception is $50,000 or more.

Expatriate Benefits — Dell maintains a general expatriate policy under which employees sent on foreign assignments receive payments to cover housing, automobile, club memberships and other expenses, as well as tax equalization. Executive officers are eligible to participate in the general program but at higher benefit levels consistent with external market practice. In limited instances, special provisions may be made and approved by the CEO if the exception is under $50,000 per employee, per year, or by the Committee if the exception is $50,000 or more.

Spousal Travel Expenses — Dell pays for reasonable spousal travel expenses if the spousal travel is at the request of Dell to attend Dell sponsored events.

Other — The executive officers participate in Dell’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance benefits, and Dell’s 401(k) retirement savings plan. See “Other Benefit Plans” below.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for directors and Dell’s executive officers to more closely link their interests with those of other Dell stockholders. Under these guidelines, non-employee directors must maintain ownership of Dell common stock with an aggregate value equal to at least 300% of their annual retainer, the CEO must maintain ownership of stock with an aggregate value equal to at least 500% of base salary, and all other executive officers must maintain ownership of stock with an aggregate value equal to at least 400% of base salary. Each individual has three years to attain the specified minimum ownership position once he or she has become subject to the guidelines. Unvested restricted stock, unvested RSUs and PBUs (earned) may be used to satisfy these minimum ownership requirements, but unexercised stock options and awards subject to a performance requirement may not. Dell believes these ownership guidelines to be in line with the prevalent ownership guidelines among peer companies.

Compliance with these guidelines is evaluated once each year. As of the most recent evaluation, which was conducted in February 2011, all directors and executive officers met their applicable ownership requirements.

Employment Agreements, Severance and Change-in-Control Arrangements

Substantially all Dell employees enter into a standard employment agreement upon commencement of employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment.

In September 2007, the Committee approved severance arrangements for the executive officers other than Mr. Dell. Under the agreements, if an executive officer’s employment is terminated without cause, the executive will receive a severance payment equal to 12 months’ base salary and target bonus. The agreements also obligate each executive officer to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment.

The Committee has authority under the stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change in control of Dell and to amend existing awards to provide for such acceleration. The Committee has not previously included and does not plan to include change-in-control acceleration provisions in any awards. The severance agreements provide important protection to the executive officers, are consistent with practice of the peer companies and are appropriate for attraction and retention of executive talent. More information on severance arrangements can be found below under “Other Benefit Plans — Certain Termination Benefits.”

Indemnification

Under Dell’s Certificate of Incorporation and Bylaws, Dell’s officers, included the Named Executive Officers, are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. Dell has entered into indemnification agreements with each of the Named Executive Officers. Those agreements establish processes for indemnification claims, but do not increase the extent or scope of the indemnification provided.

Recoupment Policy for Performance-Based Compensation

If Dell restates its reported financial results, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement, and, to the extent practicable under applicable law, Dell will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Other Factors Affecting Compensation

In establishing total compensation for the executive officers, the Committee considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the next three most highly compensated officers (other than the chief financial officer) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders. To the extent practical, the Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain, and reward high-performing executives.

Leadership Development and Compensation Committee Report

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Dell’s 2011 proxy statement and incorporated into Dell’s Annual Report on Form 10-K for the fiscal year ended January 28, 2011. This report is provided by the following independent directors, who constitute the Committee.

THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

Jim Breyer
William H. Gray, III
Shantanu Narayen
Sam Nunn

Leadership Development and Compensation Committee Interlocks and Insider Participation

No member of the Leadership Development and Compensation Committee is or has been an officer or employee of Dell, and no member of the Committee had any relationships requiring disclosure under Item 404 of the SEC’s Regulation S-K requiring disclosure of certain relationships and related-person transactions. None of Dell’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a member of Dell’s Board or the Leadership Development and Compensation Committee during Fiscal 2011.

Summary Compensation Table

The following table summarizes the total compensation for Fiscal 2011, 2010 and 2009 for the following persons: Michael S. Dell (principal executive officer), Brian T. Gladden (principal financial officer), and, Paul D. Bell, Stephen J. Felice, and Ronald V. Rose (the three other most highly compensated individuals who were serving as executive officers at the end of Fiscal 2011). These persons are referred to as the “Named Executive Officers.”

						Non-Equity	All Other
Name and	Fiscal			Stock	Option	Incentive Plan	Comp-
Principal Position	Year	Salary	Bonus[a]	Awards[b]	Awards[c]	Compensation[d]	ensation[e]	Total

Michael S. Dell	2011	$950,000	$750,000	—	—	$2,635,000	$13,373	$4,348,373
Chairman and Chief	2010	950,000	—	—	—	—	13,623	963,623
Executive Officer	2009	931,731	—	—	—	—	1,177,206	2,108,937

Brian T. Gladden	2011	700,000		$1,582,396	$1,604,180	1,251,600	27,520	5,165,696
Senior Vice President and	2010	700,000	—	1,866,666	1,937,581	588,000	27,864	5,120,111
Financial Officer	2009	468,462	2,000,000	4,587,110	5,117,413	538,731	143,578	12,855,294

Paul D. Bell	2011	720,000	—	1,722,499	1,646,396	1,180,080	1,533,753	6,802,729
President, Public and Large	2010	720,000	—	1,980,040	1,937,581	641,700	1,335,135	6,614,455
Enterprise	2009	703,846	—	1,865,818	2,024,787	541,962	3,827,408	8,963,821

Stephen J., Felice	2011	686,731	—	1,898,567	1,857,475	1,227,875	5,365,930	11,036,578
President, Global Consumer,	2010	585,000	—	2,086,987	2,082,899	517,725	2,893,648	8,166,259
Small and Medium Business	2009	569,712	—	1,388,309	1,518,586	478,558	1,863,976	5,819,141

Ronald V. Rose	2011	433,654	2,250,000	7,500,008	—	646,144	47,247	10,877,053
Senior Vice President	2010	—	—	—	—	—	—	—
eDell	2009	—	—	—	—	—	—	—

a —	Amount for Mr. Dell for Fiscal 2011 represents a discretionary bonus paid to him in recognition of his performance for Fiscal 2011. For more information on this payment, see “Compensation Discussion and Analysis — Annual

Incentive Bonus — Results.” Amounts for Mr. Gladden for Fiscal 2009 and Mr. Rose for Fiscal 2011 represent amounts paid as sign-on bonus at the commencement of their respective employment.

b —	Amounts for Mr. Gladden for Fiscal 2009 and Mr. Rose for Fiscal 2011 represent the aggregate grant date fair value of restricted stock unit grants, computed in accordance with FASB ASC Topic 718. Amounts for Mr. Gladden for Fiscal 2011 and 2010 and Mr. Bell and Mr. Felice for Fiscal 2011, 2010, and 2009 represent the probable grant date fair values on the date of grant (100% of the target) of awards of performance-based stock units, computed in accordance with FASB ASC Topic 17. The grant date fair value assuming maximum performance for Mr. Gladden for Fiscal 2011 is $2,106,558 and for Fiscal 2010 is $3,333,330, for Mr. Bell for Fiscal 2011 is $2,358,903, for Fiscal 2010 is $3,426,744, and for Fiscal 2009 is $2,131,618, and for Mr. Felice for Fiscal 2011 is $2,571,807, for Fiscal 2010 is $3,743,970, and for Fiscal 2009 is $1,576,629.

c —	Represents the aggregate grant date fair value of grants awarded in Fiscal 2011, 2010 and 2009, computed in accordance with FASB ASC Topic 718.

d —	Represents amounts earned pursuant to the Executive Annual Incentive Bonus Plan for each Named Executive Officer. At Mr. Dell’s request, the Leadership Development and Compensation Committee did not approve a bonus under the Executive Annual Incentive Bonus Plan for him for Fiscal 2010 or 2009.

e —	Includes the cost of providing various perquisites and personal benefits, as well the value of our contributions to the company-sponsored 401(k) plan and deferred compensation plan, and the amount we paid for term life insurance coverage under health and welfare plans. See “Compensation Discussion and Analysis — Other Compensation Components — Benefits and Perquisites” for additional information.

The following table provides detail for the aggregate “All Other Compensation” for each of the Named Executive Officers.

		Retirement
	Fiscal	Plans Matching	Benefit	Financial	Annual		Technical	Relocation	Long-Term	Expatriate	Spousal	Sales
	Year	Contributions	Plans	Counseling	Physical	Security	Support	Expenses	Cash Award	Expenses	Travel	Award

Mr. Dell	2011	$12,250	$1,123	—	—	—	—	—	—	—	—	—
	2010	12,500	1,123	—	—	—	—	—	—	—	—	—
	2009	11,500	1,081	—	—	$1,164,625	—	—	—	—	—	—

Mr. Gladden	2011	12,250	1,170	$12,500	$1,600	—	—	—	—	—	—	—
	2010	12,500	810	12,500	1,900	—	$154	—	—	—	—	—
	2009	—	1,886	6,250	2,232	24,764	462	$107,984	—	—	—	—

Mr. Bell	2011	12,250	152	2,000	—	—	193	—	$1,500,000	$19,159	—	—
	2010	12,500	1,255	550	2,740	466	732	—	1,300,000	16,892	—	—
	2009	11,500	1,199	—	2,857	37,235	231	—	1,200,000	2,568,194	—	$6,192

Mr. Felice	2011	12,515	1,757	—	—	—	—	—	1,940,828	3,409,424	$1,406
	2010	12,500	1,477	4,513	7,602	—	—	—	1,540,828	1,326,728	—	—
	2009	11,500	1,465	—	3,089	—	—	—	1,140,828	707,094	—	—

Mr. Rose	2011	5,500	1,740	—	—	—	—	40,007	—	—	—	—

The amounts shown for security costs represent the amount of company-paid expenses relating to residential security for the Named Executive Officers under a Board-authorized security program. Security provided to Mr. Dell for Fiscal 2009 includes personal and residential security and is provided pursuant to a separate Board-authorized security program. Prior to Fiscal 2010, the company provided personal, residential and business related security protection to Mr. Dell. Effective for Fiscal 2010, the company provides Mr. Dell only with business related security protection.

The amounts shown for Long-Term Cash Award for Mr. Bell and Mr. Felice for Fiscal 2011, 2010 and 2009 represent amounts paid (a) pursuant to the vesting of a previously granted award under the 2007 Long-Term Cash Engagement Award (for Mr. Bell — $1,500,000 for Fiscal 2011, $1,300,000 for Fiscal 2010, and $1,200,000 for Fiscal 2009 and for Mr. Felice — $1,800,000 for Fiscal 2011, $1,440,000 for Fiscal 2010, and $1,000,000 for Fiscal 2009) and (b) pursuant to the vesting of a previously granted award under the 2004 Leadership Edge Cash Retention Awards (Mr. Felice — $140,828 for Fiscal 2011, 2010 and 2009). See “Compensation Discussion and Analysis — Individual Compensation Components — Long-Term Incentives — 2004 Leadership Edge Cash Retention Awards” and “— 2007 Long-Term Cash Engagement Awards.”

The amounts shown under Expatriate Expenses represent amounts paid to cover tax equalizations and living expenses while Mr. Bell and Mr. Felice were on expatriate assignments. Mr. Bell’s assignment to England ended in Fiscal 2009. There have been residual tax amounts due in Fiscal 2010 and 2011 relating to that assignment. Mr. Felice’s assignment to Singapore ended in Fiscal 2011. His return to the United States resulted in a tax amount of approximately $3,265,845 paid in Fiscal 2011. This tax amount, paid pursuant to the company’s tax equalization policy, related primarily to Singapore foreign exit taxes. The benefit of any foreign tax credits associated with this tax amount accrues to the company.

The amount shown for Spousal Travel is the cost to Dell for the executive’s spouse to travel, at Dell’s request, to attend Dell sponsored events.

Incentive Plan-Based Awards

The following table sets forth certain information about plan-based awards that were made to the Named Executive Officers during Fiscal 2011. For more information about the plans under which these awards were granted, see “Compensation Discussion and Analysis” above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

											All Other		All other
											Stock		Option
											Awards:		Awards:		Exercise	Grant Date
		Estimated Future Payouts Under									Number of		Number of		or Base	Fair Value
		Non-Equity Incentive Plan Awards[a]			Estimated Future Payouts Under Equity Incentive Plan Awards						Shares of		Securities		Price of	of Stock
											Stock or		Underlying		Option	and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold		Target		Maximum		Units		Options		Awards[b]	Awards[c]

Mr. Dell	3/2/10	$950,000	$1,900,000	$2,635,000	—		—		—		—		—		—	—

Mr. Gladden	3/2/10	350,000	700,000	2,635,000	—		—		—		—		—		—	—

	3/26/10	—	—	—	76,051	[d]	92,955	[d]	114,085	[d]	—		—		—	$1,463,285

	3/26/10	—	—	—	—		7,946	[e]	15,892	[e]	—		—		—	119,111

	3/26/10	—	—	—	—		—		—		—		316,878	[f]	14.99	1,604,180

Mr. Bell	3/2/10	360,000	720,000	2,635,000	—		—		—		—		—		—	—

	3/26/10	—	—	—	78,053	[d]	95,401	[d]	117,086	[d]	—		—		—	1,501,786

	3/26/10	—	—	—	—		7,946	[e]	15,892	[e]	—		—		—	119,111

	3/26/10	—	—	—	—		6,778	[g]	13,556	[g]	—		—		—	101,602

	3/26/10	—	—	—	—		—		—		—		325,217	[f]	14.99	1,646,396

Mr. Felice	3/2/10	350,000	700,000	2,635,000	—		—		—		—		—		—	—

	3/26/10	—	—	—	88,059	[d]	107,632	[d]	132,098	[d]	—		—		—	1,694,328

	3/26/10	—	—	—	—		8,542	[e]	17,084	[e]	—		—		—	128,045

	3/26/10	—	—	—	—		5,083	[g]	10,166	[g]	—		—		—	76,194

	3/26/10	—	—	—	—		—		—		—		366,912	[f]	14.99	1,857,475

Mr. Rose	5/15/10	225,000	550,000	2,635,000	—		—		—		—		—		—	—

	5/15/10	—	—	—	—		—		—		198,020	[h]	—		—	3,000,003

	5/15/10	—	—	—	—		—		—		297,030	[i]	—		—	4,500,005

a —	Generally, all Named Executive Officers, participated in the Executive Incentive Bonus Plan (“EIBP”). Under that plan, the threshold to fund a bonus pool is positive consolidated net income and the maximum payout is established at 0.10% of consolidated net income (resulting in a maximum of $2,635,000 for Fiscal 2011). Within that plan, the Leadership Development and Compensation Committee established, based on performance metrics, a threshold (50% of target), target and maximum (281.25% of target) for each officer to determine actual payouts. For Fiscal 2011, the maximum under the EIBP was lower than the maximum established for the officers by the Committee. Based on the performance metrics, the company modifier was 149% for Fiscal 2011. For Mr. Bell and Mr. Felice, the business modifier was 149%. For actual award amounts, see “Summary Compensation Table — Non-Equity Incentive Plan Compensation.” For more information on the Executive Incentive Bonus Plan and the performance metrics, see “Compensation Discussion and Analysis — Individual Compensation Components — Annual Incentive Bonus.”

b —	The exercise price is equal to the closing price of Dell common stock as reported on the NASDAQ Stock Market on the date of grant.

c —	Represents the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718.

d —	Represents the portion of performance-based stock units awarded on March 26, 2010, that have been expensed pursuant to FASB ASC Topic 718. The target number of units awarded on March 26, 2010, without regard to grant date, was 126,752 for Mr. Gladden, 130,086 for Mr. Bell and 146,766 for Mr. Felice. As described under “Compensation Discussion and Analysis — Individual Compensation Components — Long-Term Incentives — Fiscal 2011 Long-Term Incentive Awards” above, the number of units banked will vary from 80% to 120% of one-third of the award each year for Fiscal 2011, 2012 and 2013. At the end of the three year period, all shares banked will be subject to additional performance criteria and the final shares earned will vary from 75% to 125% of the banked amount. Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Leadership Development and Compensation Committee. Since the Committee does not establish performance metrics until after the beginning of each fiscal year, the number of units subject to performance in Fiscal 2012 and 2013 have not been expensed and therefore are not included in the table above. All units earned are scheduled to vest on March 26, 2013. Each earned unit represents the right to receive one share of Dell common stock on the date it vests.

e —	Represents a grant of performance-based restricted stock units awarded pursuant to an agreement dated March 5, 2009. Under the terms of this award, one-third of the units were subject to Fiscal 2011 performance metrics which were approved by the Committee on March 26, 2010. The units earned will vest on March 5, 2012. The number of units earned will vary from 0% to 200% for this portion of the grant. Each earned unit represents the right to receive one share of Dell common stock on the date it vests.

f —	Represents stock options that are scheduled to vest and become exercisable ratably over three years beginning on the first anniversary of the date of grant. All unvested options expire upon the termination of employment for any reason other than death or permanent disability. All unvested options vest immediately upon death or permanent disability, and all options expire one year later. If employment is terminated for conduct detrimental to the company, all options (whether or not vested) expire immediately. If employment is terminated as a result of normal retirement, vested options expire the third year after such retirement. If employment is terminated for any other reason, all vested options expire 90 days after such termination. In any event, the options expire ten years from the date of grant unless otherwise expired as described above. All options are transferable to family members under specified circumstances.

g —	Represents a grant of performance-based restricted stock units awarded pursuant to an agreement dated March 4, 2008. Under the terms of this award, one-third of the units were subject to Fiscal 2011 performance metrics which were approved by the Committee on March 26, 2010. The units earned vested on March 4, 2011. The number of units earned varied from 0% to 200% for this portion of the grant. Each earned unit represents the right to receive one share of Dell common stock on the date it vests.

h —	Represents restricted stock units vesting ratably over three years beginning on the first anniversary of the date of grant. All unvested restricted stock units will be forfeited upon termination for any reason other than death or disability.

i —	Represents restricted stock units vesting ratably over three years beginning on the first anniversary of the date of grant. All unvested restricted stock units will be forfeited upon termination of employment for cause. Upon termination of employment not for cause, the grant will vest as scheduled

The following table sets forth certain information about outstanding option and stock awards held by the Named Executive Officers as of the end of Fiscal 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

	Option Awards					Stock Awards
								Equity Incentive Plan
								Awards
								Number of	Market or
								Unearned	Payout Value
						Number of		Shares,	of Unearned
						Shares or	Market Value	Units or	Shares, Units
						Units of	of Shares or	Other	or Other
	Number of Securities Underlying Unexercised			Option	Option	Stock that	Units of Stock	Rights That	Rights That
	Options			Exercise	Expiration	Have Not	That Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested	Vested[a]	Vested	Vested[a]

Mr. Dell	500,000	—		$22.94	2/12/2011	—	—	—	—
	307,285	—		21.72	3/23/2011	—	—	—	—
	500,000	—		24.09	6/18/2011	—	—	—	—
	500,000	—		27.64	3/7/2012	—	—	—	—
	64,940	—		21.39	3/22/2012	—	—	—	—
	400,000	—		26.19	3/6/2013	—	—	—	—
	400,000	—		34.24	9/4/2013	—	—	—	—
	400,000			32.99	3/4/2014	—	—	—	—
Mr. Gladden	922,000	—		20.57	5/20/2018	—	—	—	—
	109,299	397,258	[b]	8.39	3/5/2019	—	—	—	—
	—	316,878	[c]	14.99	3/26/2020	—	—	—	—
	—	—		—	—	250,893 [d]	$3,299,243	185,782 [e]	$2,443,033 [e]
Mr. Bell	200,000	—		22.94	2/12/2011	—	—	—	—
	82,656	—		21.72	3/23/2011	—	—	—	—
	1,000,000	—		24.09	6/18/2011	—	—	—	—
	200,000	—		22.10	9/6/2011	—	—	—	—

	Option Awards					Stock Awards
								Equity Incentive Plan
								Awards
								Number of	Market or
								Unearned	Payout Value
						Number of		Shares,	of Unearned
						Shares or	Market Value	Units or	Shares, Units
						Units of	of Shares or	Other	or Other
	Number of Securities Underlying Unexercised			Option	Option	Stock that	Units of Stock	Rights That	Rights That
	Options			Exercise	Expiration	Have Not	That Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested	Vested[a]	Vested	Vested[a]

	200,000	—		27.64	3/7/2012	—	—	—	—
	200,000	—		25.45	9/5/2012	—	—	—	—
	150,000	—		26.19	3/6/2013	—	—	—	—
	150,000	—		34.24	9/4/2013	—	—	—	—
	150,000	—		32.99	3/4/2014	—	—	—	—
	150,000	—		35.35	9/2/2014	—	—	—	—
	200,000	—		40.17	3/3/2015	—	—	—	—
	220,000	—		28.95	3/9/2016	—	—	—	—
	351,339	—		22.28	3/8/2017	—	—	—	—
	353,661	—		19.67	3/4/2018	—	—	—	—
	198,690	397,258	[f]	8.39	3/5/2019	—	—	—	—
	—	325,217	[g]	14.99	3/26/2020	—	—	—	—
	—	—		—	—	264,319 [h]	3,475,795 [h]	193,892 [i]	2,549,680 [i]
Mr. Felice	20,796	—		22.94	2/12/2011	—	—	—	—
	50,000	—		24.09	6/18/2011	—	—	—	—
	15,774	—		22.10	9/6/2011	—	—	—	—
	15,134	—		27.64	3/7/2012	—	—	—	—
	64,716	—		25.45	9/5/2012	—	—	—	—
	24,360	—		26.19	3/6/2013	—	—	—	—
	72,280	—		34.24	9/4/2013	—	—	—	—
	32,515	—		32.99	3/4/2014	—	—	—	—
	29,705	—		35.35	9/2/2014	—	—	—	—
	56,635	—		40.17	3/3/2015	—	—	—	—
	75,000	—		40.63	8/1/2015	—	—	—	—
	280,000	—		28.95	3/9/2016	—	—	—	—
	234,228	—		22.28	3/8/2017	—	—	—	—
	265,245	—		19.67	3/4/2018	—	—	—	—
	213,591	427,053	[j]	8.39	3/5/2019	—	—	—	—
	—	366,912	[k]	14.99	3/26/2020	—	—	—	—
	—	—		—	—	266,372 [l]	3,502,792 [l]	209,002 [m]	2,748,376 [m]
Mr. Rose	—	—		—	—	495,050 [n]	6,509,908 [n]	—	—

a —	Value based on the closing price of Dell common stock as reported on the NASDAQ Stock Market on January 28 2011 ($13.15).

b —	Nonqualified stock options, of which 198,629 vested on March 5, 2011. The remaining options (198,629) will vest on March 5, 2012.

c —	Nonqualified stock options, of which 105,648 options vested on March 26, 2011. The remaining options will vest as follows: 105,615 options will vest on March 26th of 2012 and 2013.

d —	Restricted stock units vest as follows: 74,325 units vested on May 20, 2011, 100,517 units will vest on March 5, 2012, and 76,051 units will vest on March 26, 2013.

e —	The unearned portion (based on target performance) of performance-based restricted stock units granted on March 5, 2009, and March 26, 2010. As of March 3, 2011, 5,960 additional units have been earned pursuant to the March 5, 2009 grant, which will vest on March 5, 2012. Based on Fiscal 2011 performance, 23,243 units have been banked pursuant to the March 26, 2010 grant, of which 12,148 units remain subject to a TSR metric to be measured at the end of Fiscal 2013. Thus 11,095 units that have been earned and are no longer subject to performance metrics will vest on March 26, 2013.

f —	Nonqualified stock options, of which 198,629 options vested on March 5, 2011. The remaining 198,629 options will vest on March 5, 2012.

g —	Nonqualified stock options, of which 108,428 options vested on March 26, 2011. The remaining options will vest as follows: 108,395 options will vest on March 26, 2012, and 108,394 options will vest on March 26, 2013.

h —	Restricted stock units, of which 85,749 units vested on March 4, 2011. The remaining units will vest as follows: 100,517 units will vest on March 5, 2012, and 78,053 units will vest on March 26, 2013.

i —	The unearned portion (based on target performance) of performance based-restricted stock units granted on March 4, 2008, March 5, 2009, and March 26, 2011. As of March 3, 2011, the following additional units have been earned based on Fiscal 2011 performance: 5,084 additional units have been earned pursuant to the March 4, 2008 grant, which vested on March 4, 2011, and 5,960 additional units have been earned pursuant to the, March 5, 2009 grant, which will vest on March 5, 2012. Based on Fiscal 2011 performance, 23,854 units have been banked pursuant to the March 26, 2010 grant, of which 12,468 units remain subject to a TSR metric to be measured at the end of Fiscal 2013. Thus 11,386 units that have been earned and are no longer subject to performance metrics will vest on March 26, 2013.

j —	Nonqualified stock options, of which 213,527 options vested on March 5, 2011. The remaining 213,526 options will vest on March 5, 2012.

k —	Nonqualified stock options, of which 122,329 options vested on March 26, 2011. The remaining options will vest as follows: 122,292 options will vest on March 26, 2012, and 122,291 options will vest on March 26, 2013.

l —	Restricted stock units, of which 2,973 units vested on March 3, 2011, and 64,311 units vested on March 4, 2011. The remaining units will vest as follows: 2,974 units will vest on March 3, 2012, 108,055 units will vest on March 5, 2012, and 88,059 units will vest on March 26, 2013.

m —	The unearned portion (based on target performance) of performance-based restricted stock units granted on March 4, 2008, March 5, 2009, and March 26, 2011. As of March 3, 2011, the following additional units have been earned based on Fiscal 2011 performance: 3,812 additional units have been earned pursuant to the March 4, 2008 grant, which vested on March 4, 2011, and 6,407 additional units have been earned pursuant to the March 5, 2009 grant, which will vest on March 5, 2012. Based on Fiscal 2011 performance, 26,913 units have been banked pursuant to the March 26, 2010 grant, of which 14,067 units remain subject to a TSR metric to be measured at the end of Fiscal 2013. Thus 12,846 units have been earned and are no longer subject to performance metrics will vest on March 26, 2013.

n —	Restricted stock units, of which 165,050 units vested on May 15, 2011. The remaining units will vest as follows: 165,000 units will vest on May 15th of 2012 and 2103.

The following table sets forth certain information about option exercises and vesting of restricted stock during Fiscal 2011 for the Named Executive Officers who exercised options or had restricted stock or restricted stock units vest during Fiscal 2011.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2011

	Option Awards
	Number of		Stock Awards
	Shares Acquired	Value Realized	Number of Shares	Value Realized on
Name	on Exercise	upon Exercise	Acquired on Vesting	Vesting[a]

Mr. Gladden	89,391	$420,370	74,326	$1,074,754
Mr. Bell	—	—	98,653	1,485,221
Mr. Felice	—	—	68,745	1,030,868

a —	Computed using the average of the high and low stock price of the common stock on the date of vesting.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Long-Term Incentive Plans — Stockholders have approved the 1994 Incentive Plan, the 2002 Long-Term Incentive Plan and amendments to the 2002 Long-Term Incentive Plan (the “Amended and Restated 2002 Long-Term Incentive Plan”). Although options remain outstanding under the 1994 Incentive Plan, no shares are available under this plan for future awards. Dell currently uses the

Amended and Restated 2002 Long-Term Incentive Plan for stock-based incentive awards that may be granted in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, restricted stock units, performance units, or performance shares.

Equity Compensation Plans Not Approved by Stockholders

Broad Based Stock Option Plan — In October 1998, the Board approved the Broad Based Stock Option Plan, which permitted awards of fair market value stock options to non-executive employees. Although options remain outstanding under this plan, the plan was terminated by the Board in November 2002, and options are no longer being awarded under the plan.

The following table presents information about Dell’s equity compensation plans at the end of Fiscal 2011.

EQUITY COMPENSATION PLAN INFORMATION

				Number of Securities
	Number of Securities to			Remaining Available for
	be Issued Upon			Future Issuance Under
	Exercise of Outstanding		Weighted-Average Exercise	Equity Compensation Plans
	Options, Warrants and		Price of Outstanding Options,	(excluding securities reflected
Plan Category	Rights		Warrants and Rights	in first column)

Equity compensation plans approved by stockholders	202,972,804		$26.49	344,197,590	[a]
Equity compensation plans not approved by stockholders	163,524	[b]	$25.82	0	[c]

Total	203,136,328		$26.49	344,197,590

a —	Represents shares that were available for issuance under the Amended and Restated 2002 Long-Term Incentive Plan. Of the shares available under this plan, 108,787,233 shares were available to be issued in the form of restricted stock units.

b —	Represents the number of shares that were issuable pursuant to options granted under the Broad Based Stock Option Plan which were outstanding as of the end of Fiscal 2011.

c —	The Broad Based Stock Option Plan was terminated in November 2002, and, consequently, no shares are available for future awards.

Other Benefit Plans

401(k) Retirement Plan — Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Dell matches 100% of each participant’s voluntary contributions up to 5% of the participant’s compensation, and a participant vests immediately in the matching contributions. Participants may invest their contributions and the matching contributions in a variety of investment choices, including a Dell common stock fund, but are not required to invest any of their contributions or matching contributions in Dell common stock.

Deferred Compensation Plan — Dell also maintains a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, Dell matches 100% of each participant’s voluntary deferrals up to 3% of the participant’s compensation that exceeds the qualified plan compensation limit. A participant may defer up to 50% of the participant’s base salary and up to 100% of the participant’s annual incentive bonus. Matching contributions vest ratably over the first five years of employment (20% per year) and thereafter matching contributions vest immediately. A participant’s funds are distributed upon the participant’s death or retirement (at age 65 or older) or, under certain circumstances and at the request of the participant, during the participant’s employment, and can be taken in a lump sum or installments (monthly, quarterly, or annually) over a period of up to ten years. Vested funds may be withdrawn, with potential penalties, at the participant’s request upon proof of financial hardship. The investment choices for the deferred compensation plan contributions generally are the same as those available in the broader 401(k) retirement savings plan except that there is no Dell common stock fund in this plan. Upon a corporate merger, consolidation, liquidation, or other type of reorganization that would constitute a change of control of Dell under the plan, the plan will be terminated and all benefits will be paid.

The following table describes the contributions, earnings, and balance at the end of Fiscal 2011 for each Named Executive Officer who participates in the deferred compensation plan.

NONQUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR-END 2011

	Executive	Registrant	Aggregate	Aggregate
	Contributions in Last	Contributions in Last	Earnings in Last	Withdrawals/	Aggregate Balance at
Name	Fiscal Year	Fiscal Year	Fiscal Year[a]	Distributions	Last Fiscal Year-end

Mr. Dell	—	—	$896,238	—	$6,413,595

a —	Not reported as compensation to the Named Executive Officers for tax purposes.

Certain Termination Benefits — All equity awards contain provisions that accelerate the vesting of the awards upon the death or permanent disability of the holder. These provisions are generally applicable to all Dell employees, including executive officers. In addition, as described above under “Compensation Discussion and Analysis — Employment Agreements, Severance and Change-in-Control Arrangements,” Dell has severance agreements with each of the Named Executive Officers other than Mr. Dell. The following table sets forth, for each of the Named Executive Officers, potential severance payments and the aggregate value of the awards that were subject to such vesting acceleration at the end of Fiscal 2011, in each case assuming the applicable event occurred on January 28, 2011. Severance payments are generally made in lump sums.

		Acceleration Benefit
Named Executive	Severance	Upon Death or
Officer	Payment[a]	Permanent Disability[b]

Mr. Dell	—	—
Mr. Gladden	$1,400,000	$7,633,224
Mr. Bell	1,440,000	7,916,423
Mr. Felice	1,400,000	8,424,768
Mr. Rose	5,005,945[c]	6,509,908

a —	Severance payments under the executive officer severance agreements are only payable if the executive’s employment is terminated “without cause.” In general, an executive is terminated without cause under these agreements unless the executive is terminated for violating confidentiality obligations, violating certain laws, committing a felony or making a plea of guilty or nolo contendere with respect to a felony, engaging in acts of gross negligence or insubordination, refusing to implement directives issued by the executive’s manager, breaching a fiduciary duty to Dell, violating Dell’s Code of Conduct, unsatisfactory job performance, chronic absenteeism, or misconduct.

Under the executive officer severance agreements, executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment.

b —	Represents the sum of (1) the in-the-money value of unvested stock options that are subject to vesting acceleration in the event of death or permanent disability, (2) the value of unvested restricted stock, restricted stock units, and performance-based restricted stock units that are subject to vesting acceleration in the event of death or permanent disability, and (3) the value of unvested long-term cash awards. All values, computed as of the end of Fiscal 2011, are based on the closing price of Dell common stock as reported on the NASDAQ Stock Market on the last day of Fiscal 2011 ($13.15).

c —	Under Mr. Rose’s special senior executive RSU grant, as described in “Compensation Discussion and Analysis — Other Compensation Components — New Hire Packages,” 297,030 RSUs would be accelerated upon his involuntary termination other than for cause. The value of those shares was $3,905,945, based on the closing price of Dell common stock as reported on the NASDAQ Stock Market on the last day of Fiscal 2011 ($13.15).

Stock Ownership

The following table sets forth certain information, as of April 29, 2011, about the beneficial ownership of Dell common stock by (a) each current director, (b) each person nominated for election as a director at the annual meeting, (c) each Named Executive Officer, (d) all current directors and executive officers as a group, and (e) each person known to us to be the beneficial owner of more than 5% of the total number of shares of common stock. The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

					Amount and
	Number of		Shares Which		Nature of
Name and Address of	Shares		May be Acquired		Beneficial		Percent of Class
Beneficial Owner	Owned		Within 60 Days		Ownership		(if 1% or more)[a]

Michael S. Dell	244,185,913[b]		2,264,940		246,450,853	[b]	12.96%
One Dell Way Round Rock, Texas 78682
Southeastern Asset Management, Inc.	170,155,871	[c]	—		170,155,871		8.7%
6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119
James W. Breyer	108,395		29,831		138,226		*
Donald J. Carty	650,668		550,547		1,201,215		*
William H. Gray, III	30,623		67,087		97,710		*
Gerard J. Kleisterlee	0		0		0		*
Judy C. Lewent	43,520		157,669		201,189	[d]	*
Thomas W. Luce, III	49,555	[d]	33,234		82,789		*
Klaus S. Luft	39,782		104,112	[e]	143,894	[e]	*
Alex J. Mandl	30,529	[f]	105,052		135,581	[f]	*
Shantanu Narayen	9,908		0		9,908		*
Sam Nunn	59,229		118,119		177,348		*
H. Ross Perot, Jr.	9,908		0		9,908		*
Brian T. Gladden	1,822		1,367,901		1,369,723		*
Paul D. Bell	175,200		3,830,747		4,005,947		*
Stephen J. Felice	107,304		1,765,039		1,872,343		*
Ronald V. Rose	0		165,050		165,050		*
Directors and executive officers as a group (23 persons)	246,191,750		18,871,638		265,063,388		13.82%

a —	Other than the percentage reported for Southeastern Asset Management, Inc., the percentage is based on the number of shares outstanding (1,898,789,950) at the close of business on April 29, 2011. The percentage reported for Southeastern Asset Management, Inc. is based on information provided in its Schedule 13G filed with the SEC on February 4, 2011.

b —	Includes 1,482,435 shares held in a trust for the benefit of Mr. Dell’s children of which Mr. Dell is the trustee. Does not include 26,984,832 shares held in a separate property trust for Mr. Dell’s spouse and 1,482,434 shares held in a trust for the benefit of Mr. Dell’s children of which Mr. Dell’s spouse is the trustee, and as to which Mr. Dell disclaims beneficial ownership.

c —	According to its Schedule 13G referenced above, Southeastern Asset Management, Inc. has, as of December 31, 2010, sole voting power with respect to 86,515,536 shares, shared voting power with respect to 65,280,800 shares, no voting power with respect to 18,359,535 shares, sole dispositive power with respect to 104,875,071 shares, and shared dispositive power with respect to 65,280,800 shares.

d —	Includes 39,778 shares held in a personal retirement plan.

e —	Includes 23,500 options that have been transferred to family members or a trust for the benefit of family members.

f —	Includes 4,351 shares held by Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight of Dell’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is accessible on Dell’s website at www.dell.com/corporategovernance.

Management has the primary responsibility for the preparation and integrity of Dell’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dell’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting and expressing an opinion thereon.

The Audit Committee reports that it has:

•	Reviewed and discussed the audited consolidated financial statements for Fiscal 2011 with Dell’s management;

•	Discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

•	Received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence; and

•	Based on the review and discussions referred to in the paragraphs above, recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in Dell’s Annual Report on Form 10-K for the fiscal year ended January 28, 2011, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Alex J. Mandl, Chair
Judy C. Lewent
Klaus S. Luft

Additional Information

Record Date; Shares Outstanding

Stockholders of record at the close of business on May 20, 2011, which is the record date for the annual meeting, are entitled to vote their shares at the annual meeting. As of that date, there were 1,885,934,467 shares of Dell common stock outstanding and entitled to be voted at the meeting. The holders of shares on the record date are entitled to one vote per share.

Quorum

No matter may be considered at the annual meeting of stockholders unless a quorum is present. For any matter to be considered, the presence, in person or represented by proxy, of the holders of a majority of the common stock outstanding and entitled to vote on such matter as of the record date for the meeting will constitute a quorum. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting and the means of attending and participating via the Internet will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you authorize Lawrence P. Tu and Janet B. Wright, or any other person they may designate, to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, and are either a record holder or have obtained a “legal proxy” from the record holder, you may vote your shares in person, regardless of whether you have submitted a proxy or voting instruction card, as discussed below under “Voting by Street Name Holders.” If you attend the meeting via live Webcast, you will be able to vote your shares using the instructions provided on the designated Internet website. In addition, you may revoke your proxy by sending a timely written notice of revocation to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 787682, by timely submitting a later-dated proxy in writing or through the Internet or by telephone, or by voting in person at the meeting or via the Internet. Attendance at the meeting in person or via the Internet will not by itself revoke a previously submitted proxy.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Independent Auditor), FOR Proposal 3 (Advisory Vote on Named Executive Officer Compensation), FOR 1 YEAR on Proposal 4 (Advisory Vote on Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation), AGAINST Stockholder Proposal 1 (Independent Chairman), AGAINST Stockholder Proposal 2 (Stockholder Action By Written Consent), and AGAINST Stockholder Proposal 3 (Declaration of Dividends). If any other business properly comes before the stockholders for a vote at the meeting, or any adjournments or postponements of the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Voting by Street Name Holders

If your shares are held through a broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder by 11:59 p.m., Eastern Daylight Time, on July 14, 2011, the record holder will be entitled to vote your shares in its discretion on Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote on Named Executive Officer Compensation), Proposal 4 (Advisory Vote on Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation), Stockholder Proposal 1 (Independent Chairman), Stockholder Proposal 2 (Stockholder Action By Written Consent), or Stockholder Proposal 3 (Declaration of Dividends).

As the beneficial owner of shares, you are invited to attend the annual meeting. To attend the meeting and to vote your shares in person at the meeting, you must obtain a “legal proxy” from the record holder that holds your shares.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes as the inspector of election for the annual meeting.

If your shares are counted as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Thus, abstentions will have the effect of votes against the proposals to which they relate, except that if you abstain on Proposal 4 (Advisory Vote on Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation), your abstention will not have an effect on the outcome of the vote on that proposal. Broker non-votes are not counted as shares present and entitled to be voted with respect to the matters on which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote on Named Executive Officer Compensation), Proposal 4 (Advisory Vote on Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation), Stockholder Proposal 1 (Independent Chairman), Stockholder Proposal 2 (Stockholder Action By Written Consent), or Stockholder Proposal 3 (Declaration of Dividends).

If you own Dell shares through the Dell 401(k) plan for employees, you can direct the trustee to vote the shares held in your account in accordance with your instructions by returning the enclosed proxy card or by registering your instructions via the telephone or Internet as directed on the proxy card. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than 11:59 p.m., Eastern Daylight Time, on July 12, 2011. The trustee will vote shares for which no voting instructions were received on or before that date as directed by the plan fiduciary.

Proxy Solicitation

Dell will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile or by electronic means by officers, directors, and regular employees. In addition, Dell will utilize the services of Alliance Advisors, LLC, an independent proxy solicitation firm, and will pay approximately $17,500 plus reasonable expenses as compensation for those services. Dell may also reimburse brokerage firms, custodians, nominees, and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Director Nomination Process

Director Qualifications — The Board has adopted guidelines for qualifications of director candidates, which are described above under “Proposal 1 — Election of Directors — Director Qualifications and Information.” In addition, all candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assurance, interpersonal and communication skills, courage and inquisitiveness. Further, each candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to Dell over time.

The Board evaluates the effectiveness of the application of its membership criteria, including the foregoing criteria, in its annual self-evaluation.

Selection and Nomination Process — Whenever a vacancy occurs on the Board, the Governance and Nominating Committee is responsible for identifying one or more candidates to fill that vacancy, investigating each candidate, evaluating his or her suitability for service on the Board, and recommending a candidate to the full Board for appointment. In addition, the Governance and Nominating Committee is responsible for recommending nominees for election or re-election to the Board at each annual meeting of stockholders.

The Governance and Nominating Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The committee also may engage outside search firms to identify suitable candidates.

The Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the committee as a whole, one or more members of the committee, or one or more other Board members.

In formulating its recommendation of a candidate to the Board, the Governance and Nominating Committee will consider not only the findings and conclusions of its investigation and evaluation process, but also the current composition of the Board; the attributes and qualifications of serving Board members; additional attributes, capabilities or qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes, capabilities, or qualifications. The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of Board service.

Stockholder Recommendations — Candidates recommended by stockholders will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should complete a Director Recommendation Form (available on Dell’s website at www.dell.com/boardofdirectors) and submit it, along with appropriate supporting documentation and information, to the Governance and Nominating Committee, c/o Board Liaison, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Each stockholder recommendation will be processed expeditiously upon receipt of the completed Director Recommendation Form. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of stockholders. Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their completed Director Recommendation Forms no later than March 1 of the year of that meeting.

Stockholder Nominations — Stockholders who wish to nominate a person for election as a director (as opposed to making a recommendation to the Governance and Nominating Committee) must follow the procedures described in Article III, Section 12 of Dell’s Bylaws, either in addition to or in lieu of making a recommendation to the committee. Those procedures are described under “Stockholder Proposals for Next Year’s Annual Meeting — Bylaw Provisions” below.

Re-Election of Existing Directors — In considering whether to recommend directors who are eligible to stand for re-election, the Governance and Nominating Committee may consider a variety of factors, including a director’s contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings and compliance with Dell’s Corporate Governance Principles (including satisfying the expectations for individual directors), as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for Board service, the results of the annual Board self-evaluation, the independence of the director and the nature and extent of the director’s non-Dell activities.

Stockholder Proposals for Next Year’s Annual Meeting

Bylaw Provisions — In accordance with Dell’s Bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting, but not for inclusion in next year’s proxy statement, must submit the proposal no later than the close of business on May 14, 2012. The submission should contain the information specified in the Bylaws, including the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in our stock transfer records), the number of Dell shares beneficially owned by the stockholder, and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal.

Proposals should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Inclusion in Next Year’s Proxy Statement — A stockholder who wishes to present a proposal for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must deliver the proposal to Dell’s principal executive offices no later than the close of business on February 4, 2012. Submissions should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, and should comply with the requirements of Rule 14a-8.

Presentation at Meeting — For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented by a stockholder directly at next year’s annual meeting in accordance with the advance notice provisions of Dell’s Bylaws described above, SEC rules will permit management to vote proxies in their discretion, notwithstanding the stockholder’s compliance with such advance notice provisions, if Dell advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Dell’s directors and specified officers and persons who beneficially own more than 10% of Dell’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of Dell. The reporting persons are required by SEC rules to furnish Dell with copies of all Section 16(a) reports they file. Based solely on a review of Section 16(a) reports furnished to Dell for Fiscal 2011, or written representations that no other reports were required, Dell believes that, except as described below, Dell’s Section 16(a) reporting persons complied with all filing requirements for Fiscal 2011. Thomas W. Sweet, the company’s chief accounting officer, inadvertently failed to file in a timely manner one report with respect to the grant of 150,490 restricted stock units on December 15, 2010.

Certain Relationships and Related Transactions

Transactions with Michael S. Dell and Related Persons

Mr. Dell, the company’s Chairman and Chief Executive Officer, owns his own private aircraft (through wholly-owned entities). The company reimburses these entities for the covered variable costs, plus a pro rata portion of the management fee attributable to Mr. Dell’s business travel on such aircraft. During Fiscal 2011, Dell reimbursed such entities approximately $2,867,678 for such costs and fees.

Entities wholly-owned by Mr. Dell and/or Mr. Dell’s spouse purchase services or products from the company on standard commercial terms available to comparable unrelated customers. These entities paid the company approximately $1,305,216 for services and products in Fiscal 2011.

Mr. Dell reimburses the company for costs related to his or his family’s personal security protection. Reimbursements for this purpose in Fiscal 2011 totaled approximately $3,263,448.

Transactions with H. Ross Perot, Jr. and Related Persons

Mr. Perot, who was appointed to the Dell Board on December 3, 2009, served as the Chairman of the Board of Perot Systems Corporation (“Perot Systems”) at the time of Dell’s acquisition of Perot Systems on November 3, 2009. Upon completion of the acquisition, Perot Systems became a wholly-owned subsidiary of Dell Inc.

In connection with the execution of the merger agreement for the transaction, Perot Systems Family Corporation, a Texas corporation, H. Ross Perot, Sr. (Mr. Perot’s father) and Mr. Perot and Perot Systems entered into a license agreement, dated September 20, 2009, pursuant to which the foregoing persons granted Perot Systems and its affiliates an exclusive, royalty-free license to use “Perot Systems” and “Perot” in connection with Perot Systems’ current businesses, products, services and charitable activities, and its future operations and activities resulting from the expansion of, and the integration with, Dell’s services and businesses. The term of the license agreement became effective immediately upon execution and will continue until the earlier of (1) the date that is five years from November 3, 2009, or (2) the date of any termination of the license agreement for cause.

Also on September 20, 2009, in connection with the execution of the merger agreement, H. Ross Perot, Sr. and Mr. Perot signed noncompetition agreements with Dell and Perot Systems, as amended by a waiver letter entered into on December 2, 2009, that limit their ability to compete with Perot Systems or to solicit its employees or customers for a period ending December 31, 2014.

Dell, through its wholly-owned subsidiary Perot Systems, currently provides information technology and certain other services to Hillwood Enterprise L.P., which is controlled and partially owned by Mr. Perot, under an agreement which Perot Systems entered into in January 2007 and which will expire in January 2019. During Fiscal 2011, Perot Systems recorded revenue of $2,539,000 in connection with its performance under this agreement. Future annual payments to Perot Systems under the agreement are estimated to be approximately $1,800,000 annually, but may vary due to fluctuations in the level of services required by Hillwood Enterprises L.P.

Dell, through its wholly-owned subsidiary Perot Systems, currently provides information technology and certain other services to Perot Services L.L.C., which is controlled and partially owned by H. Ross Perot, Sr., under an agreement which Perot Systems entered into in January 2009 and which will expire in February 2015. During Fiscal 2011, Perot Systems recorded revenue of $193,000 in connection with its performance under this agreement. Future annual payments to Perot Systems under the agreement are estimated to be approximately $180,000 annually, but may vary due to fluctuations in the level of services required by Perot Services L.L.C.

In 2002, Perot Systems entered into a sublease agreement with Perot Services Company, LLC, which is controlled and owned by H. Ross Perot, Sr., for approximately 23,000 square feet of office space at its Plano, Texas facility. At the expiration of the original lease, a new sublease agreement was signed effective October 1, 2007, and expires on September 30, 2015. The sublease was subsequently amended effective March 1, 2009 and January 1, 2010. The current sublease is for 24,970 square feet of office space and 754 square feet of storage space at monthly rents of $40,576 and $346, respectively. Total rental payments of $478,460 were paid to Perot Systems during Fiscal 2011. Total annual rental payments under the current lease are estimated to be approximately $491,062.

Transactions with Five Percent Stockholder

In filings with the SEC, BlackRock, Inc., a global provider of investment, advisory and risk management solutions, reported beneficial ownership of more than 5% of Dell’s outstanding common stock as of December 31, 2009 and December 31, 2010. During Fiscal 2011, Dell invested an average cash balance of $182,222,575 with money market funds managed by BlackRock, Inc. or its affiliates. The funds disclose that they pay investment management fees to BlackRock, Inc. and such affiliates for their services to the funds.

Review, Approval or Ratification of Transactions with Related Persons

The Governance and Nominating Committee of the Board, pursuant to its written charter, is charged with the responsibility of reviewing, approving, disapproving or ratifying any transactions required to be disclosed as transactions with related persons under Item 404(a) of the SEC’s Regulation S-K. The Governance and Nominating Committee has not adopted any specific policies or procedures for conducting such reviews, or standards to be applied in the reviews, and considers each transaction in light of the specific facts and circumstances presented. The Governance and Nominating Committee reviewed and approved or ratified each of the Fiscal 2011 transactions described above.

Code of Conduct

Dell maintains a Code of Conduct (entitled Winning with Integrity) that is applicable to all Dell employees worldwide, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. That Code of Conduct, which satisfies the requirements of a “code of ethics” under applicable SEC rules, contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules, and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Code of Conduct is posted on Dell’s website at www.dell.com/codeofconduct.

Dell will post any waivers of the Code of Conduct or amendments to the Code of Conduct that are applicable to its Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer on its website at www.dell.com/codeofconduct under the circumstances and within the period required under SEC rules.

Stockholder List

For at least ten days prior to the annual meeting, a list of the stockholders entitled to vote at the meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at Dell’s principal executive offices, One Dell Way, Building 1, Round Rock, Texas 78682. The list will also be available for examination at the meeting.

Stockholders Sharing the Same Last Name and Address

Only one copy of the notice regarding the Internet availability of proxy materials or printed set of 2011 annual meeting materials is being sent to stockholders who share the same last name and address, unless they have notified Dell that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help reduce printing and mailing costs.

If you received a householded mailing this year and you would like to receive a separate copy of the notice of Internet availability of proxy materials or of the proxy materials, Dell will deliver a copy promptly upon your request furnished to Dell in one of the following manners:

•	Email Dell’s Investor Relations department at Investor_Relations@dell.com
•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682
•	Call Dell Investor Relations at (512) 728-7800

You may also download a copy of any of these materials at www.dell.com/investor.

To opt out of householding for future mailings, you should mark the “No” box next to the householding election when you vote your proxy, or notify Dell using the contacts for the Dell Investor Relations Department described above.

If you received multiple copies of the annual meeting material and would prefer to receive a single copy in the future, please mark the “Yes” box next to the householding election when you vote your proxy.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Dell stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm.

Notice of Electronic Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 15, 2011. The proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

As permitted by SEC rules, Dell is making the proxy material available to stockholders electronically via the Internet. Dell has mailed many stockholders a notice containing instructions on how to access this proxy statement and its annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Annual Report on Form 10-K

Dell’s proxy statement is accompanied by the Fiscal 2011 annual report to stockholders. The annual report does not constitute proxy soliciting material.

Dell’s Fiscal 2011 Annual Report on Form 10-K is available without exhibits on www.dell.com/investor and with exhibits at the website maintained by the SEC at www.sec.gov. You may obtain a printed version of the report (without charge) upon request delivered to Dell in one of the following manners:

•	Email Dell’s Investor Relations department at Investor_Relations@dell.com
•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682
•	Call Dell Investor Relations at (512) 728-7800

Other Matters

To the extent that this proxy statement is incorporated by reference into any other filing by Dell under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

Directions to the Meeting

A map is included on the back page of this proxy statement or you may request directions to the annual meeting via email at Investor_Relations@dell.com or by calling Dell Investor Relations at (512) 728-7800.

APPENDIX A

The table below presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP financial measure for the fiscal years ended January 28, 2011 and January 29, 2010:

	Fiscal Year Ended
	January 28,	January 29,
	2011	2010

GAAP operating income	$3,433	$2,172
Non-GAAP adjustments:
Amortization of intangibles	349	205
Severance and facility actions	129	481
Acquisition-related	98	116
Stock-option accelerated vesting charges	—	—
Other fees and settlements	140	—

Non-GAAP operating income	$4,149	$2,974

GAAP net income	$2,635	$1,433
Non-GAAP adjustments:
Amortization of intangibles	349	205
Severance and facility actions	129	$481
Acquisition-related	98	$116
Stock-option accelerated vesting charges	—	—
Other fees and settlements	68
Aggregate adjustments for income taxes	(173)	(181)

Non-GAAP net income	$3,106	$2,054

GAAP earnings per share — diluted	$1.35	$0.73
Non-GAAP adjustments per share — diluted	0.24	0.32

Non-GAAP earnings per share — diluted	$1.59	$1.05

Percentage of Total Net Revenue
GAAP operating income	5.6%	4.1%
Non-GAAP adjustments	1.1%	1.5%

Non-GAAP operating income	6.7%	5.6%

A-1

Annual Meeting of Stockholders 8:00 a.m. (Central Daylight Time) July 15, 2011 Dell Round Rock Campus, Building 2-East Houston/Dallas Conference Rooms 501 Dell Way, Round Rock, Texas 78682
Directions from South IH-35
Go North on IH-35 towards Waco
Exit Louis Henna Blvd in Round Rock
Turn right onto Louis Henna Blvd
At Greenlawn Blvd, circle under bridge to head west on Louis Henna
Turn right into Dell parking lot
Building 2-East will be straight ahead

Directions from North IH-35
Go South on IH-35 towards San Antonio
Exit Louis Henna Blvd in Round Rock
Turn left onto Louis Henna Blvd
At Greenlawn Blvd, circle under bridge to head west on Louis Henna
Turn right into Dell parking lot
Building 2-East will be straight ahead

Dell Campus Parking
Reserved parking will be available for shareholders at the entrance of Building 2-East

Dell Round Rock Campus

OPTIONS FOR SUBMITTING PROXY VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/dell2011 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dell Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. www.dell.com ONE DELL WAY ROUND ROCK, TX 78682 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M35727-P14363,Z55693 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. or All Withhold All For All Except DELL INC. Proposal 1 — Election of Directors Nominees: The Board of Directors recommends a vote FOR all nominees 06)Thomas W. Luce, III 07) Klaus S. Luft 08) Alex J. Mandl 09) Shantanu Narayen 10) H. Ross Perot, Jr. Proposal 2 — Ratification of selection of PricewaterhouseCoopers LLP as Dell’s independent auditor for Fiscal 2012 Proposal 4 — Advisory vote on whether future advisory votes on named executive officer compensation should occur every 1 year, every 2 years or every 3 years Proposal 3 — Approval, on an advisory basis, of Dell’s compensation of its named executive officers as disclosed in the Proxy Statement The Board of Directors recommends a vote FOR Proposal 3 Stockholder Proposal 2 — Stockholder Action By Written Consent Stockholder Proposal 1 — Independent Chairman The Board of Directors recommends a vote AGAINST Stockholder Proposal 1 Stockholder Proposal 3 — Declaration of Dividends 01) James W. Breyer 02) Donald J. Carty 03) Michael S. Dell 04) William H. Gray, III 05) Gerard J. Kleisterlee Proposal 1 — Election of Directors Nominees: The Board of Directors recommends a vote FOR all nominees The Board of Directors recommends a vote FOR Proposal 2 1 Year 2 Years 3 Years Abstain For Against Abstain For Against Abstain The Board of Directors recommends a vote FOR Every 1 Year on Proposal 4 The Board of Directors recommends a vote AGAINST Stockholder Proposal 2 The Board of Directors recommends a vote AGAINST Stockholder Proposal 3 In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof. Each joint owner should sign. Signatures should correspond with the names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com. M35728-P14363,Z55693 DELL INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 2011 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELL INC. By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given. This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof. Proxy Form Proxy Form